The information contained in this pricing supplement is not complete and may be changed. We may not deliver these until a final pricing supplement is delivered. The pricing supplement and the accompanying prospectus and prospectus supplement do not constitute an offer to sell these securities, and we are not soliciting an offer to buy these securities in any state where the offer of sale is not permitted.


        Subject to Completion, Pricing Supplement dated January 29, 2002

PROSPECTUS Dated January 24, 2001                   Pricing Supplement No. 63 to
PROSPECTUS SUPPLEMENT                       Registration Statement No. 333-47576
Dated January 24, 2001                                          Dated     , 2002
                                                                  Rule 424(b)(3)

                                 1,000,000 BOXES
                        Morgan Stanley Dean Witter & Co.
                           MEDIUM-TERM NOTES, SERIES C
                           -------------------------
                       Biotech BOXES due January 30, 2032
   Basket Opportunity eXchangeablE Securities(SM) ("BOXES(SM)")Patent Pending
           Exchangeable for a Cash Amount Based on the Closing Prices
                         of the Underlying Stocks of the
                            AMEX BIOTECHNOLOGY INDEX

                                  [BOXES LOGO]

The Biotech BOXES are senior unsecured debt securities of Morgan Stanley Dean Witter & Co. exchangeable upon maturity, earlier exchange by a holder or redemption by us for an amount of cash based on the closing prices of the underlying stocks of the AMEX Biotechnology Index, which we refer to as the BTK Index, on the date of exchange. Holders will not be entitled to receive the actual shares of stock underlying the Biotech BOXES either on exchange, on our redemption or at maturity.

o    The issue price of each Biotech BOXES is $     , which is equal to one
     thirtieth of the closing prices of the underlying stocks of the BTK Index on the date of this pricing supplement based on the representation of those stocks in the BTK Index, plus the maximum agent's commissions.

o On the maturity date, you will receive as repayment of principal an amount of cash based on the closing prices of the underlying stocks of the BTK Index, plus accrued but unpaid base and supplemental coupon amounts. The Biotech BOXES do not guarantee any return of principal at maturity.

o We will pay a quarterly base coupon on each Biotech BOXES equal to the cash distributions, if any, on the amount of stocks underlying that Biotech BOXES to the extent the BTK Index is not adjusted to reflect such payments. We will also pay an annual supplemental coupon at an annual rate of 0.05% of the lesser of one thirtieth of the closing value of the BTK Index on the date of this pricing supplement and one thirtieth of the average closing value of the BTK Index during the preceding annual calculation period.

o    Beginning on March   , 2002, you may exchange a minimum of 30,000 Biotech
     BOXES on any trading day for an amount of cash based on the closing prices of the underlying stocks of the BTK Index, plus accrued but unpaid base coupon amounts.

o    Beginning on February   , 2009, we may require you to exchange your Biotech
     BOXES for an amount of cash based on the closing prices of the underlying stocks of the BTK Index, plus accrued but unpaid base coupon amounts.

o We have applied to list the Biotech BOXES under the symbol "BXB" on the American Stock Exchange and the Philadelphia Stock Exchange. We may issue additional Biotech BOXES having terms identical to those we are offering under this pricing supplement (other than price), but we are not obligated to do so.

You should read the more detailed description of the Biotech BOXES in this pricing supplement. In particular, you should review and understand the descriptions in "Summary of Pricing Supplement" and "Description of the Biotech BOXES."

       Investing in the Biotech BOXES involves risks. See "Risk Factors"
                             beginning on p. PS-9.

                              --------------------
                         PRICE $     PER BIOTECH BOXES
                              --------------------

                                                                     Agent's         Proceeds to
                                         Price to Public(1)(2)    Commissions(2)    the Company(1)
                                         ---------------------    --------------    --------------
Per Biotech BOXES.......................   $                      $                 $
Total...................................   $                      $                 $
-------------
(1)  Plus accrued interest, if any, from the original issue date.
(2)  The price to public for investors purchasing 3,000 or more Biotech BOXES in any single transaction will be subject to a reduced commission. See
     "Supplemental Information Concerning Plan of Distribution" in this pricing supplement.

                                 MORGAN STANLEY

                      (This page intentionally left blank)

                          SUMMARY OF PRICING SUPPLEMENT

         The following summary describes the Biotech BOXES we are offering to you in general terms. You should read the summary together with the more detailed information contained in the rest of this pricing supplement and the accompanying prospectus and prospectus supplement. You should carefully consider, among other things, the matters addressed in "Risk Factors."

         The Biotech BOXES are debt securities of Morgan Stanley Dean Witter & Co. The Biotech BOXES are exchangeable for an amount of cash based on the closing prices of the underlying stocks of the BTK Index on the date of exchange and the representation of those stocks in the BTK Index. The BTK Index is published by The American Stock Exchange LLC, which we refer to as the "American Stock Exchange." The Biotech BOXES also entitle holders to receive, as interest on the Biotech BOXES, certain coupon amounts as described below under "Description of the Biotech BOXES--Interest Rate." Unlike conventional debt securities, the Biotech BOXES do not guarantee the return of principal at maturity. Beginning on February , 2009 (or earlier if the BTK Index is discontinued or suspended and there is no appropriate successor index), we have the right to redeem the Biotech BOXES as described below under "Description of the Biotech BOXES--Issuer Redemption Right."

         "Basket Opportunity eXchangeablE Securities" and "BOXES" are our service marks. "AMEX Biotechnology Index" is a service mark of The American Stock Exchange LLC. "American Stock Exchange" and "AMEX" are federally registered trademarks of The American Stock Exchange LLC. "Philadelphia Stock Exchange" and "PHLX" are federally registered trademarks of the Philadelphia Stock Exchange.

Each Biotech BOXES costs $         We, Morgan Stanley, are offering our Basket
                                   Opportunity eXchangeablE Securities due
                                   January 30, 2032 which are exchangeable
                                   daily, beginning on March , 2002, for a cash amount based on the closing prices of the stocks underlying the BTK Index on the date of exchange, subject to the exchange conditions described below under "Description of the Biotech BOXES--Exchange Right." The issue price of each Biotech BOXES is $ , which is equal to one thirtieth of the closing prices of the underlying stocks of the BTK Index as of the date of this pricing supplement based on the representation of those stocks in the BTK Index, plus the maximum agent's commissions as set forth on the cover page of this pricing supplement.
                                   Purchases of 3,000 or more Biotech BOXES are entitled to reduced agent's commissions as described in "Supplemental Information
                                   Concerning Plan of Distribution" below.

Biotech BOXES are debt             The Biotech BOXES are debt securities. As a
securities                         holder of the Biotech BOXES, you will not be
                                   recognized by the issuers of the underlying stocks of the BTK Index as the owner of those stocks, and you will have no rights as a stockholder with respect to any of the underlying stocks including, without limitation, the right to vote or tender or exchange the underlying stocks in any tender or exchange offer by the issuers of the underlying stocks or any third party.

The Biotech BOXES are              You will receive for each of your Biotech
exchangeable for a cash amount     BOXES at maturity, or earlier upon exercise
based on the closing prices of     of your exchange right or our redemption of
the stocks underlying the BTK      the Biotech BOXES as described in this
Index                              pricing supplement under "Description of the
                                   Biotech BOXES--Cash Settlement Value Payable at Maturity or upon Exchange or Issuer
                                   Redemption," an amount of cash based on the closing prices of the underlying stocks on the date of exchange, plus accrued but unpaid base coupon amounts and, at maturity, accrued but unpaid supplemental coupon amounts.

                                   The composition of the BTK Index as of
                                   January 29, 2002 appears in the section of this pricing supplement captioned "Description of the Biotech BOXES-- Composition of BTK Index." Each of the issuers of the underlying stocks is a reporting company under the Securities Exchange Act of 1934, as amended (the "Exchange Act").

                                   You can review quarterly historical values of the BTK Index since 1997 under the section of this pricing supplement captioned "Description of the Biotech BOXES--Historical Information." On January 29, 2002 the closing value of the BTK Index as reported by the American Stock Exchange was 500.95. The historical performance of the BTK Index is not an indication of the value of the BTK Index, and therefore the underlying stocks, at the maturity date or any other future date. The American Stock Exchange and the issuers of the underlying stocks are not affiliates of ours and are not involved in this offering. The obligations represented by the Biotech BOXES are solely those of Morgan Stanley Dean Witter & Co.

How the exchange ratios for        The exchange ratio for each underlying stock
the underlying stocks will         initially will be calculated by multiplying
be calculated                      (a) the number of shares of that stock used
                                   in calculating the BTK Index by (b) one
                                   thirtieth. The initial exchange ratio for each underlying stock is set out under "Description of the Biotech BOXES--Underlying
                                   Stocks."

                                   The exchange ratios for the underlying stocks will be adjusted following each quarterly rebalancing of the BTK Index by the American Stock Exchange (as described below under "Description of the Biotech BOXES--The BTK Index"). The exchange ratio for each underlying stock will also be adjusted if the American Stock Exchange adjusts the composition of the BTK Index or the number of shares of the underlying stock used in calculating the BTK Index between quarterly adjustments. The American Stock Exchange may make these adjustments in order to reflect corporate events relating to an issuer of an underlying stock or when it determines to substitute a new stock for an underlying stock, to add to the underlying stocks or to contract the BTK Index by deleting an underlying stock. When the American Stock Exchange makes any rebalancing or adjustment, the exchange ratios applicable in calculating exchange values for underlying stocks will be automatically reset from and after the effective date of that adjustment.

Biotech BOXES are                  Unlike conventional debt securities, the
exchangeable at maturity for       Biotech BOXES do not guarantee any return of
an amount of cash based on         principal at maturity. Instead, on the
the closing prices of the          maturity date of the Biotech BOXES, we will
stocks underlying the BTK          pay to you an amount of cash, calculated as
Index                              described under "Description of the Biotech
                                   BOXES--Cash Settlement Value Payable at
                                   Maturity or upon Exchange or Issuer
                                   Redemption," plus accrued but unpaid base and supplemental coupon amounts. The cash amount that you receive for your Biotech BOXES will depend on the exchange ratio of each underlying stock on the sixth trading day prior to the maturity date. The value of your Biotech BOXES will depend on the composition of the BTK Index and the exchange ratios of the underlying stocks at that time. A
                                   "trading day" means a day on which securities are traded on each of the principal U.S.
                                   securities exchanges or trading systems on which the underlying stocks are then listed or quoted.

Interest on the Biotech            We will pay interest on the Biotech BOXES as
BOXES will vary                    follows:

                                   o We will pay a base coupon quarterly on the 30th day of each March, June, September and December, commencing on June 30, 2002 (or if an interest payment date is not a business day in New York City, on the immediately following business day). The quarterly base coupon per Biotech BOXES will equal the sum of:

                                      (a)  each cash dividend or cash
                                           distribution other than dividends or
                                           distributions described in paragraph
                                           (b) below, if any, on any underlying
                                           stock at its respective exchange
                                           ratio and for which the "ex-dividend"
                                           date (that is, the date on and after
                                           which transactions in the underlying
                                           stock on an organized securities
                                           exchange or trading system no longer
                                           carry the right to receive that
                                           dividend or distribution) has
                                           occurred during the related quarterly
                                           calculation period with respect to
                                           that interest payment date and to the
                                           extent that the BTK Index is not
                                           adjusted by the American Stock
                                           Exchange to incorporate the value of
                                           that cash dividend or other
                                           distribution; and

                                      (b)  each extraordinary dividend, if any,
                                           paid on any underlying stock, at its
                                           respective exchange ratio, during
                                           that quarterly calculation period to
                                           the extent that the BTK Index is not
                                           adjusted by the American Stock
                                           Exchange to incorporate the value of
                                           that extraordinary dividend.

                                   Although you will be entitled to receive base coupon amounts equal to the dividends and distributions paid on the underlying stocks of the BTK Index, as of the date of this pricing supplement none of the issuers of those stocks has paid a cash dividend on those stocks. If the issuers of the underlying stocks do not pay cash dividends in the future, the base coupon amounts you receive in respect of the Biotech BOXES will be limited to the cash value of the non-cash dividends or distributions paid on the underlying stocks, as described below under "Description of the Biotech BOXES--Interest Rate."

                                   The commencement dates for the quarterly calculation periods for base coupons will be the 30th day of January, April, July and October. Base coupon amounts will be calculated from and including one commencement date to, but excluding, the next commencement date, provided that the initial quarterly calculation period will commence on, and include, the original issue date and the final quarterly calculation period will extend to, but exclude, the sixth trading day prior to the date we redeem the BOXES or the fifteenth day prior to the maturity date. The interest payment date related to each quarterly calculation period will be the interest payment date that is two months following the last day of the applicable calculation period. The calculation agent will notify JPMorgan Chase Bank, the trustee for our senior notes, of base coupon amounts on or before the second trading day immediately following the last day of the applicable calculation period, and base coupon amounts will be paid to holders of record on the fifteenth day of the month following the applicable calculation period or, in the case of base coupon amounts payable at maturity, holders of record on the maturity date.

                                   An "extraordinary dividend" means (a) the full amount per share of underlying stock of any cash dividend or other cash distribution that is identified as an extraordinary or special dividend or distribution by the issuer of the relevant underlying stock including, regardless of whether identified by the issuer as extraordinary or special, any cash dividends or cash amounts paid on the underlying stocks as a result of a merger, reorganization or other corporate event involving an issuer of the underlying stocks; (b) any cash dividend or other cash distribution with respect to an underlying stock that exceeds the immediately preceding non-extraordinary cash dividend for that underlying stock by an amount equal to at least 1% of the closing price of that underlying stock on the trading day preceding the "ex-dividend" date for the payment of such cash dividend or other cash distribution; or (c) as described below under "Description of the Biotech BOXES--Interest Rate," the cash value of any non-cash dividend or distribution paid on an underlying stock.

                                   o On the interest payment date occurring in December of each year (or if that interest payment date is not a business day in New York City, on the immediately following business day), commencing on the interest payment date occurring in December 2002, we will also pay an annual supplemental coupon on each Biotech BOXES, which will accrue at an annual rate of 0.05% of the lesser of one thirtieth of the closing value of the BTK Index on the date of this pricing supplement and one thirtieth of the average closing value of the BTK Index during the preceding annual calculation period. This means that the annual supplemental coupon per each Biotech BOXES can never exceed 0.05% of one thirtieth of the closing value of the BTK Index on the date of this pricing supplement. Each annual calculation period will commence on, and include, the 30th day of each October and extend to, but exclude, the 30th day of the following October, except that the first calculation period will commence on, and include, the original issue date and the final calculation period will extend to, but exclude, the fifteenth day prior to the maturity date. Annual supplemental coupons will be paid to holders of record as of the fifteenth day of November following the relevant annual calculation period or, in the case of the annual supplemental coupon payable at maturity, holders of record on the maturity date. Annual supplemental coupons will accrue on the basis of a 360-day year consisting of twelve 30-day months.

                                   Accrued but unpaid base coupon amounts are payable by us upon your exercise of your exchange right, upon any redemption by us of Biotech BOXES and at maturity of the Biotech BOXES as described under "Description of the Biotech BOXES--Interest Rate."

                                   Accrued but unpaid supplemental coupon
                                   amounts will be payable by us on the maturity date of the Biotech BOXES but not upon your exercise of your exchange right or upon a redemption by us of the Biotech BOXES. Such accrued but unpaid supplemental coupon amounts will accrue through the trading day immediately prior to the maturity date.

Beginning on March  , 2002,        Beginning on March , 2002 (but prior to the
holders will be able to            sixth trading day preceding the maturity date
exchange their Biotech             of the Biotech BOXES or any redemption date),
BOXES on any trading day           you may exchange your Biotech BOXES on any
                                   trading day for an amount of cash, calculated as described below under "Description of the Biotech BOXES--Cash Settlement Value Payable at Maturity or upon Exchange or Issuer
                                   Redemption" and, except in the limited
                                   circumstances described below under
                                   "Description of the Biotech
                                   BOXES--Determination Date," determined as of the date you deliver a valid notice of exchange, which we refer to as the exchange notice date, plus accrued but unpaid base coupon amounts.

                                   If you properly elect to exchange, on the ordinary settlement date for securities transactions, known as "regular way" settlement (currently three trading days), following the exchange notice date, we will pay a cash amount and any accrued but unpaid base coupon amounts to the trustee for delivery to you, unless there is a market disruption event, as described below under "Description of the Biotech BOXES--Market Disruption Event," with respect to any of the underlying stocks on the exchange notice date. If there is a market disruption event, settlement will occur on the later of (i) the regular way settlement date; and (ii) the second trading day after Morgan Stanley & Co. Incorporated, which we refer to as MS & Co., as calculation agent, determines the cash amount you will receive in exchange for your tendered Biotech BOXES, as described below under "Description of the Biotech BOXES--Determination Date." In no event will settlement occur later than the fifth trading day following the exchange notice date. We refer to the ordinary settlement date for exchanges as the "exchange date." You must exchange at least 30,000 Biotech BOXES (and multiples of 100 in excess of 30,000), except when you exchange your Biotech BOXES following, and during the continuance of, a credit exchange event as described below under "Description of the Biotech BOXES--Credit Exchange Event." If the minimum requirement applies, then as a practical matter only institutions or large investors may be able to exercise their exchange right.

                                   To exchange your Biotech BOXES, you must instruct your broker or other person through whom you hold your Biotech BOXES to take the following steps through normal clearing system channels:

                                   o fill out an official notice of exchange, which is attached as Annex A to this pricing supplement;

                                   o deliver your official notice of exchange to us (which must be acknowledged by us) before 12:00 p.m. (New York City time) on any trading day; and

                                   o transfer your book-entry interest in the Biotech BOXES to the trustee on our behalf at or prior to 10:00 a.m. (New York City time) on the exchange date.

                                   If we receive your official notice of
                                   exchange after 12:00 p.m. (New York City time) on any trading day or on any day that is not a trading day, that notice will not be effective. You will need to submit a new notice in order to exercise your exchange right on any future trading day.

                                   We may request that MS & Co., which is one of our broker-dealer subsidiaries, purchase the Biotech BOXES you tender in consideration of the cash amount that would otherwise have been payable by us, plus accrued but unpaid base coupon amounts. MS & Co.'s agreement to purchase the tendered Biotech BOXES will be without prejudice to your right to proceed against us upon any failure of MS & Co. to settle the purchase when due. Any Biotech BOXES purchased by MS & Co. will remain outstanding.

Holders will also be able to       If our senior debt is downgraded below A- by
exchange their Biotech BOXES       Standard & Poor's Ratings Services, a
upon the occurrence of a           division of The McGraw-Hill Companies, Inc.,
credit exchange event              or below A3 by Moody's Investors Service,
                                   Inc., and for so long as our senior debt is rated below these ratings by either or both of Standard & Poor's and Moody's, exchanges will not be subject to any minimum exchange requirement. We will instruct the trustee to notify you upon the occurrence of a credit exchange event. Our senior debt is currently rated AA- by Standard & Poor's and Aa3 by
                                   Moody's.

We will have the right to          Beginning on February , 2009 (or earlier if
redeem the Biotech BOXES           the BTK Index is discontinued or suspended
beginning on February   , 2009     and there is no appropriate successor index),
                                   we will have the right to redeem the Biotech
                                   BOXES for mandatory exchange in whole, but not in part, upon at least 30 but not more than 60 days' notice to the holders of the Biotech BOXES. Should we decide to redeem the Biotech BOXES, we will pay to you an amount of cash, calculated as described in "Description of the Biotech BOXES--Cash
                                   Settlement Value Payable at Maturity or upon
                                   Exchange or Issuer Redemption" and determined as of the sixth trading day prior to the redemption date, plus accrued but unpaid base coupon amounts. No accrued but unpaid supplemental coupon amounts will be payable by us upon our redemption of the Biotech
                                   BOXES.

We may make additional             We may issue additional Biotech BOXES having
issuances of Biotech BOXES         terms identical to those we are offering
                                   under this pricing supplement (other than price). Should we so decide, we intend to make new issuances on the third Thursday of any calendar month, but we may make them on any other trading day we deem appropriate.

MS & Co. will be the               We have appointed MS & Co. to act as the
calculation agent                  calculation agent for JPMorgan Chase Bank,
                                   the trustee for our senior notes. As
                                   calculation agent, MS & Co. will determine, among other things, the exchange ratios used to calculate the cash amount that you will receive at maturity, if you exercise your exchange right or if we redeem the Biotech
                                   BOXES.

The characterization of the        No statutory, judicial or administrative
Biotech BOXES for federal income   authority directly addresses the
tax purposes is uncertain          characterization of the Biotech BOXES or
                                   instruments similar to the Biotech BOXES for U.S. federal income tax purposes. Pursuant to the terms of the Biotech BOXES, Morgan
                                   Stanley and you will be obligated to
                                   characterize the Biotech BOXES for all tax purposes as contracts under which we deliver at maturity or upon exchange or redemption, a cash amount determined by reference to a portfolio of stocks consisting of the underlying stocks in exchange for a fixed purchase price, as described below under "Description of the Biotech BOXES--U.S.
                                   Federal Income Tax Consequences--Taxation of the Biotech BOXES." The Internal Revenue
                                   Service may disagree with this
                                   characterization of the Biotech BOXES. See
                                   "Risk Factors" and "Description of the
                                   Biotech BOXES--U.S. Federal Income Tax
                                   Consequences--Possible Alternative Treatment" below.

Where you can find more            The Biotech BOXES are senior notes issued as
information on the Biotech         part of our Series C medium-term note
BOXES                              program. You can find a general description
                                   of our Series C medium-term note program in the accompanying prospectus supplement dated
                                   January 24, 2001. We describe the basic
                                   features of this type of note in the sections called "--Exchangeable Notes," "--Notes
                                   Linked to Commodity Prices, Single
                                   Securities, Baskets of Securities or Indices" and "--Redemption and Repurchase of
                                   Notes--Optional Redemption by MSDW."

                                   For a detailed description of the terms of the Biotech BOXES, including the specific procedures and deadlines governing the exchange of the Biotech BOXES, the procedures and timing of the issuer redemption provision and the calculation of the cash amount and interest you will receive in exchange for your Biotech BOXES, you should read the "Description of the Biotech BOXES" section in this pricing supplement. You should also read about some of the risks involved in investing in the Biotech BOXES in the section called "Risk Factors." We urge you to consult with your investment, legal, tax, accounting and other advisors with regard to any investment in the Biotech BOXES.

How to reach us                    You may contact your local Morgan Stanley
                                   branch office or our principal executive offices at 1585 Broadway, New York, New York
                                   10036. Our telephone number is (212)
                                   761-4000.

                                  RISK FACTORS

         The Biotech BOXES are not secured debt and are riskier than debt securities that repay a fixed principal amount. Because the Biotech BOXES will be repaid by payment of an amount of cash based on the closing prices of the stocks underlying the BTK Index, there is no guaranteed return of principal at maturity. This section describes the most significant risks relating to the Biotech BOXES. You should carefully consider whether the Biotech BOXES are suited to your particular circumstances before you decide to purchase them.

General Risk Factors

Coupon amounts on the Biotech           Coupon amounts payable on the Biotech
BOXES are expected to be                BOXES will be variable and are expected
significantly less than on              in the aggregate to be significantly
ordinary notes.                         lower than the interest coupon amounts
                                        that we would pay on ordinary senior
                                        unsecured notes maturing at the same
                                        time as the Biotech BOXES.

Historical dividends and other          The historical level of dividends and
amounts paid on the underlying stocks   other amounts paid on the underlying
are not indicative of future base       stocks cannot be used to predict the
coupon amounts.                         likely level of base coupon amounts
                                        payable on the Biotech BOXES, and we
                                        cannot assure you that the level of base coupon amounts will equal or exceed historical levels. As of the date of this pricing supplement none of the issuers of those stocks has paid a cash dividend on those stocks. If the issuers of the underlying stocks do not pay cash dividends in the future, the base coupon amounts you receive in respect of the Biotech BOXES will be limited to the cash value of the non-cash dividends or distributions paid on the underlying stocks, as described below under
                                        "Description of the Biotech
                                        BOXES--Interest Rate." Because the
                                        issuers of the underlying stocks rarely
                                        pay non-cash dividends or distributions, the amount of base coupon amounts you receive on the Biotech BOXES may be minimal or zero.

You may lose your investment.           You may lose all or a substantial
                                        portion of your investment in the
                                        Biotech BOXES if the values of the
                                        underlying stocks, and therefore the
                                        value of the BTK Index, decline. We have the right to redeem the Biotech BOXES at any time on or after February , 2009 (or earlier if the BTK Index is discontinued or suspended and there is no appropriate successor index). If we redeem the Biotech BOXES, our redemption could occur at a time when the aggregate value of the underlying stocks is less than the issue price for the Biotech BOXES or then prevailing market prices for the Biotech BOXES.

The Biotech BOXES may trade             The Biotech BOXES may trade at prices
at prices that do not reflect the       that do not reflect the value of the BTK
value of the BTK Index.                 Index. In addition, the Biotech BOXES
                                        may trade differently from other
                                        instruments that are benchmarked to the
                                        BTK Index.

The market price of the Biotech         Several factors, many of which are
BOXES will be influenced by             beyond our control, will influence the
many unpredictable factors.             value of the Biotech BOXES, including:

                                        o  the value of the BTK Index, which
                                           will be affected by the performance
                                           of the underlying stocks, as well as
                                           economic, financial, political,
                                           regulatory or judicial events that
                                           affect the underlying stocks and
                                           interest and yield rates in the
                                           financial markets generally;

                                        o  the dividend rate on the underlying
                                           stocks; and

                                        o  our creditworthiness.

                                        Some or all of these factors will
                                        influence the price that you will
                                        receive if you sell your Biotech BOXES
                                        prior to maturity. For example, you may
                                        have to sell your Biotech BOXES at a
                                        substantial discount from your original
                                        investment in the Biotech BOXES if at
                                        the time of sale the market price of the Biotech BOXES is below the value of the Biotech BOXES at the time you purchased your Biotech BOXES. This could happen, for example, because of a decline in the value of the BTK Index or because the Biotech BOXES are trading at a discount.

                                        You cannot predict the future
                                        performance of the BTK Index or the
                                        shares underlying the BTK Index based on the historical performance of the BTK Index or the historical performance of the underlying stocks. We cannot give any assurance that any increases in value of some underlying stocks will not be offset by decreases in value of other underlying stocks.

                                        Furthermore, we cannot guarantee that
                                        the value of the underlying stocks will
                                        increase so that you will receive at
                                        maturity an amount in excess of your
                                        investment in the Biotech BOXES.

Investment in the Biotech               Your investment in the Biotech BOXES is
BOXES is not the same as                not the same as a direct investment in
investing directly in the               the underlying stocks. For example, you
underlying stocks.                      will not have the right to receive the
                                        underlying stocks and thus will not be
                                        able to dispose of some but not all of
                                        the underlying stocks at any point in
                                        time. In addition, because we pay base
                                        coupon amounts quarterly and because
                                        there is a delay between the end of a
                                        quarterly calculation period for base
                                        coupon amounts and the related interest
                                        payment date, you may receive cash
                                        dividends or other cash amounts, if any, paid on the underlying stocks (and not reflected in a change to the BTK Index) substantially later than do holders of the underlying stocks. As an owner of the Biotech BOXES, you will not have any shareholder rights in the underlying stocks, and you should expect that the tax treatment of your investment in the Biotech BOXES will differ from a direct investment in the underlying stocks. In addition, investing in Biotech BOXES is not equivalent to investing in a mutual fund or other pooled investment entity that invests in the underlying stocks or that is benchmarked to the BTK Index.
                                        The return on your investment in the
                                        Biotech BOXES may differ from the return you might earn on a direct investment in the underlying stocks or such a fund or pooled investment over a similar period.

There are risks associated with a       Because the Biotech BOXES will be repaid
sector investment.                      through the payment of an amount of cash
                                        based on the closing prices of the
                                        stocks underlying the BTK Index in
                                        proportion to their representation in
                                        the BTK Index, the Biotech BOXES are an
                                        investment that is dependent upon the
                                        performance of selected issuers in a
                                        particular sector of the
                                        economy--namely, the biotechnology
                                        industry. Consequently, the value of the Biotech BOXES may be subject to greater volatility and be more adversely affected by a single economic, political or regulatory occurrence than an investment in a more broadly diversified group of issuers.

The BTK Index is not necessarily        Although the stocks underlying the BTK
representative of the                   Index are common stocks of companies
biotechnology industry.                 generally considered to be involved in
                                        various aspects of the biotechnology
                                        industry, price movements in the
                                        underlying stocks, the BTK Index and the Biotech BOXES may not correlate perfectly with price movements in the entire biotechnology industry. If the underlying stocks or the BTK Index decline in value, your Biotech BOXES will decline in value even if the biotechnology industry as a whole rises in value. In addition, after pricing of the Biotech BOXES, one or more of the issuers of the underlying stocks may engage in new lines of business or may cease to be involved in the biotechnology industry. Due to fluctuations in the relative values of the underlying stocks, adjustments to the exchange ratios and/or changes made by the American Stock Exchange in the composition of the underlying stocks, the Biotech BOXES may come to represent a concentrated investment in one or more of the underlying stocks, which may increase your investment risk.

We are not affiliated with the          We are not affiliated with any of the
issuers of the underlying stocks and    issuers of the stocks underlying the BTK
have not investigated them.             Index and have not performed any due
                                        diligence investigation or review of any of them. You should undertake an independent investigation of the issuers of the component stocks of the BTK Index and of the BTK Index itself to the extent required in your judgment to allow you to make an informed decision with respect to an investment in the Biotech BOXES. You should continue to monitor the composition of the stocks underlying the BTK Index and the performance of the issuers of those stocks during the period of time that you hold Biotech BOXES since the underlying stocks may change over time.

                                        We or our subsidiaries may now or in the future engage in business with one or more of the issuers of the underlying stocks, including extending loans to, or making equity investments in, any of them or their affiliates or providing underwriting or advisory services to them, including merger and acquisition advisory services. We or our affiliates may also acquire non-public information about one or more of these issuers. We have no ability to control or predict the actions of the issuers of the underlying stocks, including any corporate actions of the type that would require the American Stock Exchange to adjust the BTK Index. We or our affiliates from time to time have published and in the future may publish research reports with respect to the underlying stocks. The BTK Index was compiled independently of any research recommendations and may not be consistent with any such recommendations. The issuers of the underlying stocks are not involved in the offering of the Biotech BOXES in any way and have no obligation to consider your interest as an owner of the Biotech BOXES in taking any corporate actions that might affect the value of your Biotech BOXES. None of the money you pay for the Biotech BOXES will go to the issuers of the underlying stocks.

Because the characterization of         There is currently no statutory,
the Biotech BOXES for federal           judicial or administrative authority
income tax purposes is uncertain,       that directly addresses the
the material federal income tax         characterization of the Biotech BOXES or
consequences of an investment in        instruments similar to the Biotech BOXES
the Biotech BOXES are uncertain.        for U.S. federal income tax purposes.
                                        Pursuant to the terms of the Biotech
                                        BOXES, Morgan Stanley and you agree to
                                        treat the Biotech BOXES as contracts
                                        under which we deliver at maturity or
                                        upon exchange or redemption a cash
                                        amount determined by reference to a
                                        portfolio of stocks consisting of the
                                        underlying stocks in exchange for a
                                        fixed purchase price, as described in
                                        "Description of the Biotech BOXES--U.S.
                                        Federal Income Tax
                                        Consequences--Taxation of the Biotech
                                        BOXES." You will be required to
                                        characterize the Biotech BOXES for all
                                        tax purposes in this manner (absent an
                                        administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. If the
                                        Internal Revenue Service were successful in asserting an alternative characterization for the Biotech BOXES, the timing and character of income on the Biotech BOXES may differ. We are not requesting a ruling from the IRS with respect to the Biotech BOXES, and we cannot assure you that the IRS will agree with the conclusions expressed under "Description of the Biotech
                                        BOXES--U.S. Federal Income Tax
                                        Consequences."

Adjustments to the BTK Index            The American Stock Exchange is solely
could adversely affect the value        responsible for calculating and
of the Biotech BOXES.                   maintaining the BTK Index. You should
                                        not conclude that the inclusion of a
                                        stock in the BTK Index is an investment
                                        recommendation by us of that stock. The
                                        American Stock Exchange can, in its sole discretion, add, delete or substitute the stocks underlying the BTK Index or make other methodological changes required by certain corporate events relating to the underlying stocks, such as stock splits and dividends, spin-offs, rights issuances and mergers and acquisitions, that could change the value of the BTK Index. The American
                                        Stock Exchange will also rebalance the
                                        BTK Index on a quarterly basis. Any of
                                        these actions could adversely affect the value of the Biotech BOXES.

                                        The American Stock Exchange may
                                        discontinue or suspend calculation or
                                        publication of the BTK Index at any
                                        time. In these circumstances and upon
                                        receipt of notice from the American
                                        Stock Exchange, MS & Co., as the
                                        calculation agent, will have discretion
                                        to substitute a successor index that is
                                        substantially identical to the BTK
                                        Index. Although MS & Co. will be
                                        obligated to select a successor index
                                        without regard to its affiliation with
                                        us, MS & Co. could have an economic
                                        interest that is different than that of
                                        holders of the Biotech BOXES insofar as,
                                        for example, MS & Co. is not precluded
                                        from considering indices that are
                                        calculated and published by MS & Co. or
                                        another of its affiliates. If there is
                                        no appropriate successor index, the
                                        Biotech BOXES will be exchangeable until
                                        the maturity date for a cash amount
                                        based on the closing prices of the
                                        stocks underlying the BTK Index computed
                                        by the calculation agent in accordance
                                        with the methodology for calculating the
                                        BTK Index last in effect prior to
                                        discontinuance of the BTK Index. As a
                                        result of any adjustment to or
                                        discontinuance of the BTK Index, the
                                        Biotech BOXES may no longer reflect over
                                        time a diversified investment in the
                                        biotechnology industry. We will have the
                                        right to redeem the Biotech BOXES at any
                                        time that the calculation agent
                                        determines that there is no appropriate
                                        successor index, event if this occurs
                                        before February   , 2009.

The composition of the                  As of the date of this pricing
underlying stocks may change            supplement, all of the underlying stocks
over time.                              have been issued by issuers that are
                                        reporting companies under the Exchange
                                        Act. However, as discussed in the second preceding paragraph, the composition of the securities underlying the BTK Index may change over time. There may be additions to the BTK Index of securities to which you may not want exposure, including securities representing an investment in non-U.S. issuers, or deletions of stocks to which you would want exposure. We have no control over the composition or calculation of the BTK Index, and you should not place undue reliance on the creditworthiness, business plans or prospects or other factors relating to any particular issuer of underlying stocks as of the date hereof.

                                        In addition, in the future the
                                        underlying stocks could include
                                        securities of non-U.S. issuers in the
                                        form of American Depositary Receipts or
                                        otherwise. Investments related to
                                        securities of non-U.S. issuers involve
                                        certain special risks, including risks
                                        associated with political and economic
                                        uncertainty, currency exchange rate
                                        fluctuations, possible lower levels of
                                        disclosure and regulation in non-U.S.
                                        securities markets than in the United
                                        States, foreign exchange controls and
                                        uncertainties as to the status,
                                        interpretation and application of laws.
                                        Non-U.S. companies also are not
                                        generally subject to uniform accounting, auditing and financial reporting standards, and auditing practices and requirements may not be comparable to those applicable to U.S. companies. Further, prices of securities traded in foreign securities markets, especially markets of emerging or developing countries, tend to be volatile.

                                        These risks may result in unfavorable
                                        market fluctuations in the value of
                                        shares of non-U.S. issuers underlying
                                        the BTK Index.

                                        The inclusion of securities of non-U.S.
                                        issuers in the underlying stocks could
                                        also adversely affect the base coupon
                                        amounts payable to holders of Biotech
                                        BOXES if cash amounts paid in respect of those securities are subject to withholding taxes or subject to reduction on account of foreign currency conversion fees or other similar amounts. In any such case, we will pay base coupon amounts based on the cash amounts in respect of those securities less withholding taxes that would be imposed on those cash amounts when paid to a U.S. portfolio investor in those securities and less any foreign currency conversion fees or other similar amounts that would be deducted from those cash amounts when paid to a U.S. portfolio investor in those securities.

                                        Any cash amounts paid in respect of
                                        securities of non-U.S. issuers will
                                        likely be in foreign currency, in which
                                        case exchange rate fluctuations may also negatively affect the base coupon amounts payable to holders of Biotech BOXES.

                                        Because the primary trading market for
                                        the securities of non-U.S. issuers may
                                        not be U.S. stock exchanges, the trading volume of those securities may become limited. Low trading volume or lack of liquidity for those securities may adversely affect their market prices and the market prices of the Biotech BOXES.

Our hedging activity could adversely    On or prior to the date of this pricing
affect the value of the Biotech         supplement, we, through our subsidiaries
BOXES and the underlying stocks.        or others, may hedge our anticipated
                                        exposure in connection with the Biotech
                                        BOXES by taking positions in the
                                        underlying stocks or in other
                                        instruments whose value is derived from
                                        the underlying stocks. If we pursue a
                                        hedging strategy, the price at which we
                                        are able to purchase such positions may
                                        be a factor in determining the issue
                                        price of the Biotech BOXES. Through our
                                        subsidiaries, we may adjust any hedge
                                        position throughout the life of the
                                        Biotech BOXES by purchasing and selling
                                        the underlying stocks and other
                                        instruments, including in connection
                                        with an adjustment to or rebalancing of
                                        the BTK Index. This hedging activity may adversely affect the value of the underlying stocks and, accordingly, the value of the Biotech BOXES.

The Biotech BOXES may not               There may be little or no secondary
be actively traded.                     market for the Biotech BOXES even though
                                        application has been made to list the
                                        Biotech BOXES on the American Stock
                                        Exchange and the Philadelphia Stock
                                        Exchange. We cannot guarantee when or
                                        whether those listings will be granted.
                                        If there is a secondary market, it may
                                        not provide enough liquidity to allow
                                        you to trade or sell the Biotech BOXES
                                        easily. MS & Co. currently intends to
                                        act as market maker for the Biotech
                                        BOXES but is not required to do so. In
                                        addition, MS & Co. will be required to
                                        cease its market making activities
                                        during the business day prior to any
                                        subsequent issuance of the Biotech
                                        BOXES.

Supplemental coupon payments are        The annual supplemental coupon payable
capped.                                 on each Biotech BOXES will initially
                                        accrue at an annual rate of 0.05% of the lesser of one thirtieth of the closing value of the BTK Index on the date of this pricing supplement and one thirtieth of the average closing value of the BTK Index during the preceding annual calculation period and will accrue on the basis of a 360-day year consisting of twelve 30-day months. This means that the annual supplemental coupon per each Biotech BOXES can never exceed 0.05% of one thirtieth of the closing value of the BTK Index on the date of this pricing supplement.

There are restrictions on the           Except for exchanges during the
minimum number of Biotech BOXES         continuance of a credit exchange event,
you may exchange.                       you must exchange at least 30,000
                                        Biotech BOXES at any one time in order
                                        to exercise your right to exchange your
                                        Biotech BOXES for a cash amount. If the
                                        minimum requirement applies, then as a
                                        practical matter only institutions or
                                        large investors may be able to exercise
                                        their exchange right.

Risk factors specific to companies involved in the biotechnology industry

Biotechnology company stock             The trading prices of biotechnology
prices are volatile, which will         companies' common stocks have been and
directly affect the price volatility    are likely to continue to be volatile. A
of the Biotech BOXES.                   biotechnology company's stock price will
                                        fluctuate, and could fluctuate
                                        significantly, in response to various
                                        factors and events, including the
                                        following:

                                        o  differences between actual financial
                                           or operating results and those
                                           expected by investors and analysts;
                                        o  announcements of technological
                                           innovations or new services by the
                                           company or its competitors;
                                        o  changes in patent or proprietary
                                           rights;
                                        o  announcements by the company or its
                                           competitors of significant
                                           acquisitions, strategic partnerships,
                                           joint ventures or capital
                                           commitments;
                                        o  failure to integrate or realize
                                           projected benefits from acquisitions;
                                        o  changes in government regulations;
                                           and
                                        o  fluctuations in financial or
                                           operating results.

                                        Overall stock market fluctuations, as
                                        well as general political and economic
                                        conditions, may also affect a
                                        biotechnology company's stock prices.

Some biotechnology companies have a     Some biotechnology companies, including
history of net losses and may never     some of the issuers of the underlying
become profitable.                      stocks of the Biotech BOXES, have a
                                        history of net losses, expect to incur
                                        substantial net losses in the future and may never become profitable. Net losses result principally from costs incurred in research and development, including clinical trials, and from selling, general and administrative costs associated with their operations. While all biotechnology companies strive to achieve profitability, there can be no assurance that they will do so.

The efforts of government entities      Biotechnology companies will continue to
and third party payors to contain       be affected by the efforts of
health care costs may adversely         governments and third party payors, such
affect biotechnology companies.         as government health administration
                                        organizations, private health insurers,
                                        managed care providers and health
                                        maintenance organizations, to contain or reduce health care costs by limiting coverage and the level of reimbursement for a biotechnology company's products.
                                        In the United States and some foreign
                                        countries, there have been, and there
                                        will likely to continue to be, proposals to limit the price and profitability of biotechnology products. The announcement or adoption of such proposals could have a material adverse affect on a biotechnology company's business and financial condition. An increasing emphasis on managed health care in the United States also puts pressure on the prices of the products and technologies of biotechnology companies.

                                        Sales of the products of biotechnology
                                        companies often depend, in part, on the
                                        availability and amount of reimbursement consumers receive from third party payors. Third party payors increasingly challenge the prices and cost-effectiveness of health care products and technologies and deny or limit coverage for new products, which has resulted in lower average sales prices for some biotechnology companies. As a result of these actions by third party payors, there is substantial uncertainty as to the reimbursement status of many biotechnology companies' products.

Biotechnology companies are             Products and technologies produced and
subject to extensive and costly         sold by biotechnology companies are
government regulation.                  subject to extensive regulation by the
                                        Food and Drug Administration in the
                                        United States and comparable agencies in other countries. Products typically require extensive laboratory and clinical testing and government review and approval before they can be marketed. This process can take many years and may require the expenditure of substantial resources. The success of a biotechnology company's products depends, in part, upon obtaining and maintaining regulatory approval to market products and complying with continued review by regulatory agencies.
                                        The failure to obtain required
                                        government approvals, the modification,
                                        suspension or loss of previously
                                        obtained approvals or the failure to
                                        comply with regulatory requirements can
                                        result in fines, unanticipated
                                        expenditures, product delays, product
                                        seizures, non-approval or recall,
                                        interruption of production and even
                                        criminal prosecution.

Many biotechnology companies rely       Because the materials used in their
on a limited number of suppliers for    products are not widely available, many
the materials used in their products.   biotechnology companies must rely on a
                                        limited number of suppliers. Many of
                                        these suppliers are subject to review
                                        and approval by the Food and Drug
                                        Administration and/or other regulatory
                                        agencies. The interruption of materials
                                        from these suppliers due to technical,
                                        regulatory or other problems could
                                        prevent a biotechnology company from
                                        meeting demand for its product and could adversely affect its results of operations and financial condition.

Many biotechnology companies have       Many biotechnology companies have
limited manufacturing capabilities      limited manufacturing experience and no
and must depend on third party          commercial scale manufacturing
manufacturers.                          capabilities. In order to continue to
                                        develop and market their products, these companies often rely on unaffiliated third parties to produce materials they use in pre-clinical and clinical testing and commercial production. There are a limited number of manufacturers capable of producing materials under standards that comply with Food and Drug
                                        Administration requirements in the
                                        United States and requirements of
                                        comparable agencies in other countries.
                                        As a result, it can be difficult for a
                                        biotechnology company to quickly and
                                        efficiently find a new manufacturer if
                                        its existing manufacturer is unable or
                                        unwilling to continue production. If a
                                        biotechnology company without internal
                                        manufacturing capabilities is unable to
                                        arrange for third party manufacturing on commercially reasonable terms or if third party manufacturers fail to perform their obligations, its results of operations and financial condition could be adversely affected.

Many biotechnology companies have       Many biotechnology companies have
limited sales, marketing and            limited sales, marketing and
distribution experience and             distribution experience and capabilities
capabilities.                           and must rely on third parties to carry
                                        out these activities. The terms of the
                                        sales, marketing and distribution
                                        agreements with these third parties may
                                        not be favorable to the biotechnology
                                        company and may give it little or no
                                        control over the activities of the third parties. The efforts and success of these third parties may significantly determine the amount and timing of revenues with respect to a particular product.

Biotechnology companies operate in      The biotechnology industry is
a dynamic industry characterized by     characterized by rapid product
rapid product obsolescence.             obsolescence. To compete successfully in
                                        this environment, biotechnology
                                        companies must adapt to rapidly changing technologies and must quickly develop products that are clinically-effective and cost-effective, or incur the risk that their competitors will introduce the same or similar products, or products which could make their products obsolete.

                                        Many of these activities require
                                        extensive product research and
                                        development, which can be costly and
                                        time-consuming. Because research and
                                        development expenses are often made
                                        before it is known whether a product
                                        will be commercially viable, there can
                                        be no assurance that the revenues, if
                                        any, generated by a product will recover its costs of development. Many products that appear promising may not be introduced for many reasons, including:

                                        o   results indicating lack of
                                            effectiveness or harmful side
                                            effects in laboratory testing or
                                            clinical trials;
                                        o   failure to receive necessary
                                            regulatory approvals;
                                        o   inability to develop manufacturing
                                            methods that are cost-effective and
                                            meet regulatory standards; and
                                        o   competing proprietary rights.

                                        Many biotechnology companies may not be
                                        able to successfully introduce new
                                        products or achieve market acceptance
                                        from the medical community, third party
                                        payors or individual users. Failure to
                                        do so could have a material adverse
                                        effect on their business, results of
                                        operations and financial condition.

Biotechnology companies may be unable   Many biotechnology companies rely on
to protect their intellectual property  patents and other intellectual property
rights or may be the subject of         rights to establish and protect
intellectual property infringement      proprietary rights in their current and
claims.                                 future products and technologies. The
                                        validity and scope of patents in the
                                        biotechnology industry is uncertain and
                                        involves complex legal and factual
                                        questions and issued patents may be
                                        revoked or modified by the relevant
                                        patent authorities or courts. Patent
                                        disputes are frequent in the
                                        biotechnology industry and often result
                                        in litigation that is time-consuming and expensive and that may subject a biotechnology company to significant liabilities to third parties. These claims, whether meritorious or not, can also:

                                        o   preclude or delay the successful
                                            introduction of new products and
                                            technologies;
                                        o   force a biotechnology company to
                                            enter into an undesirable royalty or
                                            licensing arrangement; or
                                        o   force a biotechnology company to
                                            cease production and marketing of
                                            its products.

                                        Many biotechnology companies also rely
                                        on trade secrets and proprietary
                                        know-how that they seek to protect
                                        through confidentiality agreements with
                                        their employees, consultants and
                                        partners. There can be no assurance that such parties will abide by these agreements or that courts will enforce them.

Biotechnology companies may incur       Biotechnology companies are exposed to
significant product liability           potential product liability risks by the
expenses.                               testing, manufacturing, marketing and
                                        sale of many of their products and
                                        technologies. Product liability claims
                                        may be made by consumers, healthcare
                                        providers, pharmaceutical companies or
                                        others. Many biotechnology companies
                                        obtain only limited product liability
                                        insurance and there can be no assurance
                                        that a biotechnology company will be
                                        able to maintain its product liability
                                        insurance, that it will continue to be
                                        able to obtain adequate product
                                        liability insurance on reasonable terms
                                        or that any product liability insurance
                                        obtained will provide adequate coverage
                                        against potential liabilities.

Biotechnology companies may be          The research and development activities
required to pay damages for             of biotechnology companies often involve
environmental accidents and may incur   the use of hazardous, infectious and
substantial costs to comply with        radioactive materials that could be
environmental laws.                     harmful to human health or safety or to
                                        the environment. Biotechnology companies are subject to extensive federal, state and local laws and regulation governing the use, generation, storage, handling and manufacture of these materials and may incur substantial costs to comply with existing and future laws and regulations. Although biotechnology companies maintain safety procedures with respect to these materials, they may be liable for any damages that result from an accident and those damages may exceed a company's resources.

Biotechnology companies face            Biotechnology companies may experience
challenges gaining governmental and     difficulties in launching new products,
consumer acceptance of their products.  many of which are novel products based on technologies that are unfamiliar to
                                        the healthcare community. There can be
                                        no assurance that healthcare providers
                                        and patients will accept these products.
                                        In addition, government agencies and
                                        private organizations involved in
                                        healthcare publish guidelines and
                                        recommendations to healthcare providers
                                        and patients. These guidelines and
                                        recommendations are very influential and may adversely affect the usage of a biotechnology company's products.

                                        Biotechnology companies may be involved
                                        in the development of genetically
                                        engineered agricultural and food
                                        products. The commercial success of
                                        these products will depend, in part, on
                                        governmental and public acceptance of
                                        their cultivation, distribution and
                                        consumption. Public attitudes may be
                                        influenced by the media and by opponents who claim that genetically engineered products are unsafe for consumption and pose unknown health risks as well as risks to the environment or to social or economic practices. Biotechnology companies may continue to have to expend significant resources to foster governmental and consumer acceptance of genetically engineered agricultural and food products, particularly in Europe where securing governmental approvals for, and achieving consumer confidence in, these products continues to pose numerous challenges. The success of any genetically engineered agricultural and food products may be delayed or impaired in certain geographical areas due to the existing or future regulatory, legislative or public acceptance issues. Some of the issuers of the underlying stocks may now or in the future be involved in the development of genetically engineered agricultural and food products.

Many biotechnology companies are        The success of many biotechnology
dependent on their ability to attract   companies is highly dependent on the
and retain highly-skilled personnel.    experience, abilities and continued
                                        services of key executive officers,
                                        scientific personnel and other skilled
                                        personnel. Because competition for
                                        qualified personnel is intense, there is no certainty that biotechnology companies will be able to continue to attract and retain qualified personnel.
                                        If these companies were unable to
                                        attract and retain additional key
                                        personnel, or if they were unable to
                                        retain and motivate their existing key
                                        personnel, their business, financial
                                        condition and results of operations
                                        could be adversely affected.

                        DESCRIPTION OF THE BIOTECH BOXES

         Terms not defined in this pricing supplement have the meanings given to them in the accompanying prospectus supplement. The term "Biotech BOXES" refers to each of our Basket Opportunity eXchangeablE Securities due January 30, 2032 based on the BTK Index. In this pricing supplement, the terms "Morgan Stanley," "we," "us" and "our" refer to Morgan Stanley Dean Witter & Co.

Maturity Date.........................  January 30, 2032

Issue Price...........................  $   per Biotech BOXES. The Issue Price
                                        is calculated as the sum of one
                                        thirtieth of the aggregate closing
                                        prices of the Underlying Stocks (as
                                        defined below) as of the date of this
                                        pricing supplement at their respective
                                        Exchange Ratios (as defined below), plus the maximum agent's commissions.
                                        Investors purchasing 3,000 or more
                                        Biotech BOXES in any single transaction
                                        will be subject to a reduced commission.
                                        See "Supplemental Information Concerning
                                        Plan of Distribution" below.

Agent's Commissions...................  $    per Biotech BOXES. The maximum
                                        agent's commissions are equal to % of
                                        one thirtieth of the aggregate closing
                                        prices of the Underlying Stocks on
                                        February , 2002, at their respective
                                        Exchange Ratios. Investors purchasing
                                        3,000 or more Biotech BOXES in any
                                        single transaction will be subject to a
                                        reduced commission. See "Supplemental
                                        Information Concerning Plan of
                                        Distribution" below.

Trading Day...........................  A day on which securities are traded on each of the principal U.S. securities
                                        exchanges or trading systems on which
                                        the stocks underlying the BTK Index are
                                        then listed or quoted.

Exchange Notice Date..................  Beginning March , 2002, any Trading Day
                                        on which a holder delivers an Official
                                        Notice of Exchange to us (which must be
                                        acknowledged by us) before 12:00 p.m.
                                        (New York City time), except that no
                                        Exchange Notice Date may occur on or
                                        after six Trading Days prior to the
                                        Maturity Date or any Early Redemption
                                        Date (as defined below under "--Issuer
                                        Redemption Right").

Exchange Date.........................  The date on which the exercise of a holder's exchange right is settled. The
                                        Exchange Date is scheduled to be the
                                        regular way settlement date for
                                        securities transactions occurring on the
                                        Exchange Notice Date (as defined below), but it may be later than that date if:
                                        (i) you fail timely to deliver your
                                        Biotech BOXES to the Trustee or to
                                        fulfill the conditions of your exchange
                                        in accordance with "--Exchange Right"
                                        below; or (ii) in certain circumstances, a Market Disruption Event (as defined below) has occurred. See
                                        "--Determination Date" and "--Exchange
                                        Right" below.

Cash Settlement Value Payable at
Maturity or upon Exchange or Issuer
Redemption............................  Each Biotech BOXES is exchangeable on the Maturity Date, an Early Redemption
                                        Date or any Exchange Date, as
                                        applicable, for an amount of cash equal
                                        to the sum of the Exchange Values (as
                                        defined below) of each of the Underlying
                                        Stocks, determined on the appropriate
                                        Determination Date (as defined below).

Determination Date....................  For purposes of calculating the Cash
                                        Settlement Value payable on the Maturity
                                        Date, the Exchange Value for an
                                        Underlying Stock will be calculated on
                                        the sixth Trading Day immediately prior
                                        to the Maturity Date, unless there is a
                                        Market Disruption Event with respect to
                                        that Underlying Stock on that date.

                                        For purposes of calculating the Cash
                                        Settlement Value payable on any Early
                                        Redemption Date, the Exchange Value for
                                        an Underlying Stock will be calculated
                                        on the sixth Trading Day immediately
                                        prior to the Early Redemption Date,
                                        unless there is a Market Disruption
                                        Event with respect to that Underlying
                                        Stock on that date.

                                        For purposes of calculating the Cash
                                        Settlement Value payable on any Exchange
                                        Date, the Exchange Value for an
                                        Underlying Stock will be calculated on
                                        the Exchange Notice Date, unless there
                                        is a Market Disruption Event with
                                        respect to that Underlying Stock on that date.

                                        If a Market Disruption Event occurs with respect to an Underlying Stock on the day its Exchange Value is scheduled to be calculated for purposes of determining the Cash Settlement Value payable, the Determination Date will be the immediately succeeding Trading Day on which no Market Disruption Event has occurred with respect to that Underlying Stock. The Determination Date for any Underlying Stock, however, will be no later than (i) the second Trading Day preceding the Maturity Date; (ii) the second Trading Day preceding the Early Redemption Date; or (iii) the third Trading Day following an Exchange Notice Date, as the case may be. If a Market Disruption Event occurs on the date specified in clause (i), (ii) or (iii) of the preceding sentence with respect to any Underlying Stock for which the Exchange Value has not previously been determined, then the Exchange Value of that Underlying Stock will be calculated on that date using the Market Price determined by the Calculation Agent as described below under "--Market Price."

Original Issue Date (Settlement Date).            , 2002

Senior or Subordinated Note...........  Senior

CUSIP.................................  61744Y413

Minimum Denominations.................  100 Biotech BOXES and multiples of 100.

Underlying Stocks.....................  The securities included in the BTK Index from time to time.

Interest Rate.........................  We will pay interest on the Biotech
                                        BOXES as follows:

                                        o   Base Coupons. We will pay a base
                                            coupon quarterly on each Interest
                                            Payment Date (as defined below under
                                            "--Interest Payment Dates"). The
                                            quarterly base coupon per Biotech
                                            BOXES will equal the sum of (i) each
                                            cash dividend or cash distribution
                                            other than dividends or
                                            distributions described in clause
                                            (ii) below, if any, on any
                                            Underlying Stock at its respective
                                            Exchange Ratio and for which the
                                            "ex-dividend" date (that is, the
                                            date on which transactions in the
                                            Underlying Stock on an organized
                                            securities exchange or trading
                                            system no longer carry the right to
                                            receive that dividend or
                                            distribution) has occurred during
                                            the related quarterly calculation
                                            period; and (ii) each extraordinary
                                            dividend, if any, paid on any
                                            Underlying Stock, at its respective
                                            Exchange Ratio, during such
                                            quarterly calculation period;
                                            provided that the base coupon will
                                            not include any dividends or
                                            distributions referred to in clause
                                            (i) or (ii) above whose value the
                                            American Stock Exchange incorporates
                                            into the BTK Index. Except as
                                            otherwise provided in the fourth
                                            paragraph of this section, cash
                                            dividends or other cash
                                            distributions on an Underlying Stock
                                            will be considered to have accrued
                                            for purposes of calculating base
                                            coupon amounts as of the
                                            "ex-dividend" date (in the case of
                                            cash dividends and distributions
                                            referred to in clause (i) above) or
                                            the date the dividend or
                                            distribution is paid (in the case of
                                            dividends and distributions referred
                                            to in clause (ii) above).

                                            The commencement dates for the
                                            quarterly calculation periods for
                                            base coupons will be the 30th day of
                                            January, April, July and October.
                                            Base coupon amounts will be
                                            calculated from and including one
                                            commencement date to, but excluding,
                                            the next commencement date, provided
                                            that the initial quarterly
                                            calculation period will commence on,
                                            and include, the Original Issue Date
                                            and the final quarterly calculation
                                            period will extend to, but exclude,
                                            either the fifteenth day prior to
                                            the Maturity Date or the sixth
                                            Trading Day prior to the Early
                                            Redemption Date, as applicable. The
                                            Interest Payment Date related to
                                            each quarterly calculation period
                                            will be either the Interest Payment
                                            Date that is two months following
                                            the last day of the applicable
                                            calculation period or, with respect
                                            to the final quarterly calculation
                                            period, the Maturity Date or the
                                            Early Redemption Date, as
                                            applicable. The Calculation Agent
                                            will notify the Trustee of base
                                            coupon amounts on or before the
                                            second Trading Day immediately
                                            following the last day of the
                                            applicable calculation period, and
                                            base coupon amounts will be paid to
                                            holders of record on the fifteenth
                                            day of the month following the
                                            applicable calculation period or, in
                                            the case of base coupon amounts
                                            payable at maturity or upon our
                                            redemption, holders of record on the
                                            Maturity Date or the Early
                                            Redemption Date, as applicable.

                                            An "extraordinary dividend" means
                                            (a) the full amount per share of any
                                            cash dividend or other cash
                                            distribution that is identified as
                                            an extraordinary or special dividend
                                            or distribution by the issuer of the
                                            relevant Underlying Stock,
                                            including, regardless of whether
                                            identified by the issuer as
                                            extraordinary or special, any cash
                                            dividends or cash amounts paid on an
                                            Underlying Stock as a result of a
                                            merger, reorganization or other
                                            corporate event involving an issuer
                                            of the Underlying Stock; (b) any
                                            cash dividend or other cash
                                            distribution with respect to an
                                            Underlying Stock that exceeds the
                                            immediately preceding
                                            non-extraordinary cash dividend for
                                            that Underlying Stock by an amount
                                            equal to at least 1% of the closing
                                            price of that Underlying Stock on
                                            the Trading Day preceding the
                                            "ex-dividend" date for the payment
                                            of such cash dividend or other cash
                                            distribution; or (c) the cash value
                                            of any non-cash dividend or
                                            distribution on an Underlying Stock.

                                            The cash value of a non-cash
                                            dividend or distribution (or any
                                            portion of a non-cash dividend or
                                            distribution) that is paid in
                                            Marketable Securities will be an
                                            amount equal to the Market Price of
                                            those Marketable Securities on the
                                            Trading Day immediately following
                                            the day on which the non-cash
                                            distribution is paid times the
                                            number of shares or notes of those
                                            Marketable Securities paid per units
                                            of the relevant Underlying Stock.
                                            The cash value of a non-cash
                                            dividend or distribution (or any
                                            portion of a non-cash dividend or
                                            distribution) that is not paid in
                                            Marketable Securities will be an
                                            amount equal to the market value of
                                            that non-cash dividend or
                                            distribution per share of the
                                            relevant Underlying Stock on the
                                            date on which that dividend or
                                            distribution is paid, as determined
                                            by a nationally recognized
                                            independent investment bank the
                                            Calculation Agent retains for that
                                            purpose, whose determination will be
                                            final.

                                            "Marketable Securities" are any
                                            perpetual equity securities that are
                                            listed on a U.S. national securities
                                            exchange or reported by the Nasdaq
                                            National Market.

                                            Although you will be entitled to
                                            receive base coupon amounts equal to
                                            the dividends and distributions paid
                                            on the Underlying Stocks, as of the
                                            date of this pricing supplement none
                                            of the issuers of the Underlying
                                            Stocks has paid a cash dividend on
                                            those stocks. If the issuers of the
                                            Underlying Stocks do not pay cash
                                            dividends in the future, the base
                                            coupon amounts you receive in
                                            respect of the Biotech BOXES will be
                                            limited to the cash value of the
                                            non-cash dividends or distributions
                                            paid on the Underlying Stocks, as
                                            described above.

                                            Base coupon amounts will accrue on
                                            the Biotech BOXES with respect to an
                                            Underlying Stock only if the
                                            Underlying Stock was included in the
                                            BTK Index on or prior to the record
                                            date for the related dividend or
                                            other payment on the Underlying
                                            Stock. This means, for example, that
                                            base coupon amounts will not include
                                            an ordinary cash dividend paid on an
                                            Underlying Stock that was added to
                                            the BTK Index during the quarterly
                                            calculation period to the extent the
                                            "ex-dividend" date for that cash
                                            dividend occurred on or prior to the
                                            date the Underlying Stock was added
                                            to the BTK Index. On the other hand,
                                            for example, if an Underlying Stock
                                            is removed from the BTK Index on or
                                            after the "ex-dividend" date for an
                                            ordinary cash dividend, you will be
                                            entitled to receive that cash
                                            dividend on the Interest Payment
                                            Date following the quarterly
                                            calculation period in which such
                                            "ex-dividend" date occurs. Base
                                            coupon amounts payable in respect of
                                            each Biotech BOXES will be
                                            calculated on the basis of the
                                            dividends paid in respect of each
                                            share of Underlying Stock
                                            represented by that Biotech BOXES,
                                            based on the applicable Exchange
                                            Ratios on the "ex-dividend" date for
                                            that dividend. You will not receive
                                            any non-cash dividends or
                                            distributions on any Underlying
                                            Stock.

                                        o   Annual supplemental coupons. On the
                                            Interest Payment Date occurring in
                                            December of each year, we will also
                                            pay an annual supplemental coupon on
                                            each Biotech BOXES, which will
                                            accrue at an annual rate of 0.05% of
                                            the lesser of one thirtieth of the
                                            Closing Value (as defined below) of
                                            the BTK Index on the date of this
                                            pricing supplement and one thirtieth
                                            of the average closing value of the
                                            BTK Index during the preceding
                                            annual calculation period. This
                                            means that the annual supplemental
                                            coupon per each Biotech BOXES can
                                            never exceed 0.05% of one thirtieth
                                            of the Closing Value of the BTK
                                            Index on the date of this pricing
                                            supplement. For purposes of
                                            calculating the annual supplemental
                                            coupon, the average closing value of
                                            the BTK Index during the preceding
                                            annual calculation period will equal
                                            the sum of the Closing Values of the
                                            BTK Index on each Trading Day in
                                            that calculation period divided by
                                            the number of Trading Days in that
                                            calculation period. The fraction
                                            used in calculating supplemental
                                            coupon amounts is subject to
                                            adjustment in certain circumstances
                                            as described below under
                                            "--Adjustments to the Biotech
                                            BOXES." Each annual calculation
                                            period will begin on, and include,
                                            the 30th day of each October and
                                            extend to, but exclude, the 30th day
                                            of the following October except that
                                            the first calculation period will
                                            begin on, and include, the Original
                                            Issue Date and the last calculation
                                            period will extend to, but exclude,
                                            the fifteenth day prior to the
                                            Maturity Date. The Calculation Agent
                                            will notify the Trustee of
                                            supplemental coupon amounts on or
                                            before the second Trading Day
                                            immediately following the last day
                                            of the applicable calculation period
                                            and annual supplemental coupons will
                                            be paid to either holders of record
                                            as of the fifteenth day of November
                                            following the relevant annual
                                            calculation period or, in the case
                                            of the annual supplemental coupon
                                            payable at maturity, holders of
                                            record on the maturity date. Annual
                                            supplemental coupons will accrue on
                                            the basis of a 360-day year
                                            consisting of twelve 30-day months.

                                        Accrued but unpaid base coupon amounts
                                        are payable by us upon your exercise of
                                        your exchange right, upon any redemption by us of Biotech BOXES and at maturity of the Biotech BOXES. The base coupon amounts you will receive upon exchange will be calculated up to, and including, the Exchange Notice Date or up to but excluding the sixth Trading Day prior to the Early Redemption Date (as defined below under "--Issuer Redemption Right") or the fifteenth day prior to the Maturity Date, as the case may be.

                                        Accrued but unpaid supplemental coupon
                                        amounts will be payable by us on the
                                        Maturity Date but not upon your exercise of your exchange right or upon an early redemption by us of the Biotech BOXES. Accrued but unpaid supplemental coupon amounts paid on the Maturity Date will accrue through the Trading Day immediately prior to the Maturity Date.

Interest Payment Dates................  The 30th day of each March, June,
                                        September and December, commencing on
                                        June 30, 2002 in respect of base coupons and December 30, 2002 in respect of annual supplemental coupons, including the Maturity Date, or if any such day is not a Business Day (as defined below) in New York City, the immediately following Business Day. In the event that the payment is made on the immediately following Business Day, no interest on the payment will accrue for the period from and after the Interest Payment Date or the Maturity Date (or any redemption or repayment date) to that immediately following Business Day. Interest will be paid to the persons in whose name the Biotech BOXES are registered at the close of business on the applicable record date, which will be either the fifteenth day of the month following the applicable calculation period or, in the case of base and supplemental coupon amounts payable at maturity, the Maturity Date, whether or not that day is a Business Day. In addition, Interest Payment Dates are subject to adjustment in certain circumstances relating to the early redemption of the BOXES. See "--Issuer Redemption Right" below.

Early Redemption Notice Date..........  The date, if any, on which we exercise our redemption right with respect to the Biotech BOXES, as described under "--Issuer Redemption Right" and "--Discontinuance of the BTK Index; Successor Index; Issuer Redemption Right" below.

Business Day..........................  Any day except Saturday, Sunday and any day that is in New York City a legal
                                        holiday or a day on which banking
                                        institutions or securities exchanges are authorized or required by law or other governmental action to close.

Closing Value.........................  The closing value of the BTK Index, as reported by the American Stock Exchange
                                        on a specified date.

Exchange Right........................  Beginning March , 2002, you may, subject to the Minimum Exchange Amount (as
                                        defined below), exchange your Biotech
                                        BOXES for your Cash Settlement Value,
                                        plus accrued but unpaid base coupon
                                        amounts up to, and including, the
                                        Exchange Notice Date, by instructing
                                        your broker or other person through whom you hold your Biotech BOXES to take the following steps through normal clearing system channels:

                                        o   fill out an Official Notice of
                                            Exchange, which is attached as Annex
                                            A to this pricing supplement;

                                        o   deliver your Official Notice of
                                            Exchange to us (which must be
                                            acknowledged by us) before 12:00
                                            p.m. (New York City time) on any
                                            Trading Day; and

                                        o   transfer your book-entry interest in
                                            the Biotech BOXES to the Trustee on
                                            our behalf at or prior to 10:00 a.m.
                                            (New York City time) on the Exchange
                                            Date.

                                        If we receive your Official Notice of
                                        Exchange after 12:00 p.m. (New York City time) on any Trading Day or on any day that is not a Trading Day, that notice will not be effective, and you will need to submit a new notice in order to exercise your exchange right on any future Trading Day. Subject to your proper instruction of the DTC participant through whom you hold your Biotech BOXES (as described below), we will deliver your Cash Settlement Value, plus accrued but unpaid base coupon amounts, to the Trustee for payment to you for regular way settlement (currently three Trading Days), unless there is a Market Disruption Event (as described below) with respect to one or more of the Underlying Stocks on the Exchange Notice Date (and, so long as the regular way settlement date is three Trading Days, a Market Disruption Event occurs, or is continuing with respect to such Underlying Stock(s) on the Trading Day following the Exchange Notice Date).

                                        If there is a Market Disruption Event,
                                        settlement will occur on the later of
                                        (i) the regular way settlement date; and
                                        (ii) the second Trading Day after the
                                        last Determination Date on which MS &
                                        Co. determines the Cash Settlement Value of your tendered Biotech BOXES, as described under "--Determination Date" above. In no event will settlement occur later than the fifth Trading Day following the Exchange Notice Date.

                                        We may request that MS & Co. purchase
                                        the Biotech BOXES you tender in
                                        consideration of the Cash Settlement
                                        Value that would otherwise have been
                                        payable by us, plus accrued but unpaid
                                        base coupon amounts. MS & Co.'s
                                        agreement to purchase the tendered
                                        Biotech BOXES will be without prejudice
                                        to your right to proceed against us upon any failure by MS & Co. to settle the purchase when due. Any Biotech BOXES purchased by MS & Co. will remain outstanding.

                                        Since the Biotech BOXES will be held
                                        only in book-entry form, only DTC may
                                        exercise the exchange right with respect to the Biotech BOXES. Accordingly, beneficial owners of Biotech BOXES that desire to have all or any portion of their Biotech BOXES exchanged must instruct the participant through which they own their interest to direct DTC to exercise the exchange right on their behalf by forwarding the Official Notice of Exchange to us as discussed above. In order to ensure that the instructions are received by us on a particular day, the applicable beneficial owner must so instruct the participant through which it owns its interest before that participant's deadline for accepting instructions from their customers. Different firms may have different deadlines for accepting instructions from their customers. Accordingly, beneficial owners of Biotech BOXES should consult the participants through which they own their interest for the respective deadlines. All instructions given to participants from beneficial owners of Biotech BOXES relating to the right to exchange their Biotech BOXES will be irrevocable. In addition, at the time instructions are given, each beneficial owner must direct the participant through which it owns its interest to transfer its book-entry interest in the related Biotech BOXES, on DTC's records, to the Trustee on our behalf. See "--Book-Entry Form."

                                        If the Exchange Date for the exchange of your Biotech BOXES is after the conclusion of a quarterly calculation period and prior to the "ex-interest" date for the Interest Payment Date relating to that quarterly calculation period, on the Exchange Date you will be entitled to base coupon amounts that have accrued from and including the commencement date of that quarterly calculation period to and including the applicable Exchange Notice Date. The "ex-interest" date for any Interest Payment Date is the date on which purchase transactions in the Biotech BOXES no longer carry the right to receive the interest payable on that Interest Payment Date.

                                        If the Exchange Date for the exchange of your Biotech BOXES is on or after the "ex-interest" date for an Interest Payment Date and prior to that Interest Payment Date, on the Exchange Date you will only be entitled to your Cash Settlement Value plus any base coupon amounts that have accrued from but excluding the last day of the quarterly calculation period relating to that Interest Payment Date to and including the Exchange Notice Date.

Minimum Exchange Amount...............  In order to exercise your exchange right, you must exchange at least 30,000
                                        Biotech BOXES, or multiples of 100 in
                                        excess of 30,000. The Minimum Exchange
                                        Amount will not apply so long as a
                                        Credit Exchange Event (as defined below
                                        under "--Credit Exchange Event") has
                                        occurred and is continuing.

Issuer Redemption Right...............  Beginning on February   , 2009 (or
                                        earlier if the BTK Index is discontinued or suspended and there is no appropriate successor index), upon at least 30 but not more than 60 days' notice to holders of Biotech BOXES, we may redeem the Biotech BOXES for mandatory exchange in whole, but not in part. If we redeem the Biotech BOXES, we will pay to you on the date fixed by us in our redemption notice for settlement of the redemption
                                        (the "Early Redemption Date"), your Cash
                                        Settlement Value, as described under
                                        "--Cash Settlement Value Payable at
                                        Maturity or upon Exchange or Issuer
                                        Redemption" above, plus accrued but
                                        unpaid base coupon amounts, as described under "--Interest Rate" above, upon delivery of your Biotech BOXES to the Trustee.

                                        You will continue to be entitled to
                                        exercise your exchange right as
                                        described under "--Exchange Right" above on or after the Early Redemption Notice Date up to but excluding the sixth Trading Day immediately preceding the Early Redemption Date.

                                        If the Early Redemption Notice Date is
                                        after the conclusion of a quarterly
                                        calculation period but prior to the
                                        "ex-interest" date for the Interest
                                        Payment Date relating to that quarterly
                                        calculation period, that Interest
                                        Payment Date and the related Record Date will be suspended and on the Early Redemption Date holders of the BOXES on that Early Redemption Date will be entitled to their Cash Settlement Value plus any base coupon amounts that have accrued from and including the commencement date of that quarterly calculation period to but excluding the sixth Trading Day prior to the Early Redemption Date.

                                        If the Early Redemption Notice Date is
                                        after the conclusion of a quarterly
                                        calculation period and on or after the
                                        "ex-interest" date for the Interest
                                        Payment Date relating to that quarterly
                                        calculation period, we will pay on the
                                        Early Redemption Date to the holders of
                                        the BOXES on the Early Redemption Date
                                        any base coupon amounts that have
                                        accrued from but excluding the last day
                                        of the quarterly calculation period
                                        relating to that Interest Payment Date
                                        to but excluding the sixth Trading Day
                                        prior to the Early Redemption Date, and
                                        we will pay to holders of the BOXES on
                                        the Record Date relating to that
                                        Interest Payment Date base coupon
                                        amounts accruing during the quarterly
                                        calculation period relating to that
                                        Interest Payment Date either: (i) on
                                        that Interest Payment Date, if that
                                        Interest Payment Date is prior to the
                                        Early Redemption Date, or (ii) on the
                                        Early Redemption Date, if that Interest
                                        Payment Date is on or after the Early
                                        Redemption Date.

Exchange Ratios.......................  The Exchange Ratios for each Underlying
                                        Stock initially will be calculated by
                                        multiplying (a) the number of shares of
                                        that Underlying Stock, after appropriate adjustments (including those relating to the Divisor (as defined below under "--The BTK Index")), used by the American Stock Exchange in calculating the BTK Index by (b) one thirtieth.

                                        The Calculation Agent will adjust the
                                        Exchange Ratios for the Underlying
                                        Stocks following each quarterly
                                        rebalancing of the BTK Index by the
                                        American Stock Exchange (as described
                                        below under "--The BTK Index"). The
                                        Calculation Agent will also adjust an
                                        Exchange Ratio (x) if the American Stock
                                        Exchange adjusts the composition of the
                                        BTK Index, the Divisor or the number of
                                        shares of the Underlying Stock used in
                                        calculating the BTK Index between
                                        quarterly rebalancings; (y) in
                                        accordance with the third and fifth
                                        paragraphs of the section captioned
                                        "--Discontinuance of the BTK Index;
                                        Successor Index; Issuer Redemption
                                        Right"; and (z) in accordance with the
                                        section captioned "--Adjustments to the
                                        Biotech BOXES." No such adjustment will
                                        be made, however, if the Calculation
                                        Agent determines that such change by the American Stock Exchange contains or is the result of a manifest error. In such case, any exchange will be made at the Exchange Ratio then in effect without regard to such manifest error.

Exchange Value........................  The Exchange Value for each Underlying
                                        Stock will be calculated by multiplying
                                        (a) the Underlying Stock's Exchange
                                        Ratio by (b) the Underlying Stock's
                                        Market Price on the applicable
                                        Determination Date.

Composition of BTK Index..............  The following table lists, as of the date of this pricing supplement, the
                                        Underlying Stocks, the principal
                                        exchange or trading system on which each Underlying Stock is listed or quoted, the ticker symbol of each Underlying Stock, the percentage of the value of the BTK Index represented by each Underlying Stock and the Exchange Ratio of each Underlying Stock per one Biotech BOXES.

                                         Principal           Percent    Exchange
             Issuer                      Exchange   Ticker   of Value     Ratio

             Affymetrix, Inc.             Nasdaq     AFFX     5.548%    .028681
             Amgen Inc.                   Nasdaq     AMGN     6.072%    .018603
             Appelera Corp-Celera          NYSE      CRA      5.358%    .042444
             Genomics Group.
             Biogen, Inc.                 Nasdaq     BGEN     6.025%    .018958
             Cephalon, Inc.               Nasdaq     CEPH     6.052%    .015184
             Chiron Corporation           Nasdaq     CHIR     6.047%    .024019
             Cor Thereapuetics, Inc.      Nasdaq     CORR     5.797%    .050392
             Genentech Inc.                NYSE      DNA      6.131%    .021222
             Genzyme Corporation          Nasdaq     GENZ     5.588%    .020512
             Gilead Sciences Inc.         Nasdaq     GILD     6.066%    .015406
             Human Genome Sciences, Inc.  Nasdaq     HGSI     6.070%    .037694
             IDEC Pharmaceuticals         Nasdaq     IDPH     5.949%    .016694
             Corporation
             Immunex Corporation          Nasdaq     IMNX     6.139%    .037561
             MedImmune Inc.               Nasdaq     MEDI     5.810%    .023531
             Millennium                   Nasdaq     MLNM     5.779%    .049592
             Pharmaceuticals, Inc.
             Protein Design Labs, Inc.    Nasdaq     PDLI     5.648%    .043066
             Vertex Pharmaceuticals Inc.  Nasdaq     VRTX     5.921%    .048349

                                        The BTK Index was approved for options
                                        trading by the SEC on September 28, 1992 with 15 component stocks. The composition of the BTK Index has changed significantly since then.

                                        The composition of the stocks underlying the BTK Index is likely to change over time, and the Cash Settlement Value you receive upon exchange of your Biotech BOXES or upon a redemption by us or at maturity of the Biotech BOXES may be based on different stocks than the stocks underlying the BTK Index as of the date of this pricing supplement.

The BTK Index.........................  We have derived all information regarding the BTK Index contained in
                                        this pricing supplement, including its
                                        composition, method of calculation and
                                        changes in its components, from publicly available sources and other sources we believe to be reliable. Such information reflects the policies of, and is subject to change by, the American Stock Exchange. The American Stock Exchange has no obligation to continue to publish, and may discontinue or suspend publication of, the BTK Index at any time. A list of the issuers of the Underlying Stocks of the BTK Index at any time is available from the American Stock Exchange. The American Stock Exchange's address is 86 Trinity Place, New York, NY 10006, and its telephone number is (212) 306-1000.

                                        The BTK Index is a stock index
                                        calculated and published by the American
                                        Stock Exchange that measures the
                                        composite price performance of selected
                                        stocks of U.S. companies whose primary
                                        business involves the use of biological
                                        processes such as recombinant DNA
                                        technology, molecular biology and
                                        genetic engineering to develop products
                                        or to provide services. The American
                                        Stock Exchange first calculated the BTK
                                        Index in 1991. The BTK Index currently
                                        is based on 17 highly capitalized and
                                        widely held underlying common stocks
                                        trading as National Market securities
                                        through the facilities of The Nasdaq
                                        National Market or on the New York Stock
                                        Exchange, Inc. (the "NYSE") and
                                        representing a limited cross-section of
                                        biotechnology industry issuers.

                                        The BTK Index is an equal-dollar
                                        weighted index (i.e., each Underlying
                                        Stock is represented in approximately
                                        equal dollar amounts in the index). The
                                        value of the BTK Index was initially
                                        calculated by (i) determining the number of shares (to the nearest whole share) that would represent an investment of $10,000 in each Underlying Stock at their closing prices on October 18, 1991; (ii) multiplying the resulting number of shares for each Underlying Stock by the closing price for that Underlying Stock on October 18, 1991;
                                        (iii) calculating the sum of all those
                                        products; and (iv) dividing such sum by
                                        a divisor (the "Divisor") which
                                        established a base value for the index.
                                        The Divisor was initially set to yield a benchmark value for the BTK Index of
                                        200.00 as of the close of trading on
                                        October 18, 1991. The Divisor was
                                        750.78731 as of January 29, 2002.

                                        The value of the BTK Index at any time
                                        equals the aggregate market value (based on U.S. primary market prices) of the assigned number of shares of each Underlying Stock divided by the Divisor. Each quarter, following the close of trading on the third Friday of January, April, July and October the American Stock Exchange adjusts the number of shares of each Underlying Stock so that the number of shares of each Underlying Stock again represents an equal dollar amount. If necessary, the American Stock Exchange adjusts the Divisor to ensure continuity of the BTK Index's value. The adjusted portfolio becomes the basis for the index's value on the first Trading Day following the quarterly adjustment.

                                        The number of shares of each Underlying
                                        Stock remains fixed between quarterly
                                        adjustments except in the event of
                                        certain types of corporate actions, such as the payment of a dividend (other than an ordinary cash dividend), stock distributions, stock splits, reverse stock splits, rights offerings, or a distribution, reorganization, recapitalization, or similar events with respect to an Underlying Stock. The number of shares of an Underlying Stock is also adjusted in the event of a merger, consolidation, dissolution or liquidation of with respect to the issuer of that stock. When such adjustments occur between quarterly adjustments, the number of shares of the relevant Underlying Stock is adjusted, to the nearest whole share, to maintain that stock's relative weight in the Index at the level immediately prior to the event giving rise to the adjustment. In the event an Underlying Stock is replaced, the average dollar value of the remaining Underlying Stocks is calculated and that amount is invested in the new Underlying Stock to the nearest whole share. In both cases, the Divisor will be adjusted, if necessary, to ensure the continuity of the Index's value.

                                        The level of the BTK Index is calculated continuously and disseminated on a real-time basis to market information vendors via the Options Price Reporting Authority during the trading day. The BTK Index values are also available on broker-dealer terminals and quotation systems.

                                        In accordance with Rule 901C of the
                                        American Stock Exchange, if any change
                                        in the nature of any stock in the BTK
                                        Index occurs as a result of delisting,
                                        merger, acquisition or other similar
                                        event, the American Stock Exchange may
                                        delete that stock from the Index and
                                        replace it with another stock which the
                                        American Stock Exchange believes is
                                        representative of the biotechnology
                                        sector. In making a replacement
                                        determination, the American Stock
                                        Exchange has stated that it also will
                                        take into account a stock's
                                        capitalization, liquidity, volatility
                                        and name recognition and will ensure
                                        that at each quarterly rebalancing at
                                        least 90% of the weight of the BTK Index will be made up of stocks that are eligible for standardized options trading.

Historical Information................  The following table sets forth the high and low values of the BTK Index for each quarter in the period from January 1, 1997 through January 29, 2002. The historical information listed below was obtained from Bloomberg Financial Markets. The historical performance of the BTK Index or the Underlying Stocks should not be taken as an indication of future performance.

                                                           BTK Index Values
                                                       High      Low       Close
                        1997
                          First Quarter...............169.90    139.54    139.54
                          Second Quarter..............154.81    125.15    142.52
                          Third Quarter...............181.35    131.58    176.63
                          Fourth Quarter..............193.12    155.64    162.42

                        1998
                          First Quarter...............183.74    155.10    174.56
                          Second Quarter..............183.37    146.56    146.84
                          Third Quarter...............152.09    104.51    139.39
                          Fourth Quarter..............185.13    123.86    185.13

                        1999
                          First Quarter...............201.27    176.81    186.95
                          Second Quarter..............215.47    171.24    214.34
                          Third Quarter...............291.25    220.21    252.74
                          Fourth Quarter..............399.68    242.64    391.44

                        2000
                          First Quarter...............794.53    361.41    499.90
                          Second Quarter..............696.12    405.43    644.23
                          Third Quarter...............800.56    591.44    769.72
                          Fourth Quarter..............786.03    557.82    634.32

                        2001
                          First Quarter...............665.25    423.47    470.24
                          Second Quarter..............674.38    413.72    611.70
                          Third Quarter...............604.62    415.55    450.43
                          Fourth Quarter..............618.00    449.04    580.58

                        2002
                          First Quarter (through
                          January 29, 2002).....      571.40    500.95    500.95
                        Source:  Bloomberg Financial Markets

                                        The following graph illustrates the
                                        trends of the historical closing values
                                        of the BTK Index, calculated on a
                                        monthly basis, from January 1, 1997 to
                                        January 29, 2002.

                                        [GRAPH SHOWING HISTORICAL DATA]

Discontinuance of the BTK Index;
Successor Index; Issuer Redemption
Right.................................  If the American Stock Exchange
                                        discontinues or suspends publication of
                                        the BTK Index and the American Stock
                                        Exchange or another entity publishes a
                                        successor or substitute index that the
                                        Calculation Agent determines to be
                                        substantially identical to the
                                        discontinued or suspended BTK Index
                                        (such index being referred to in this
                                        pricing supplement as a "Successor
                                        Index"), then the Successor Index will
                                        replace the BTK Index for all purposes,
                                        including for purposes of determining
                                        the Exchange Ratios to be used in
                                        computing the Cash Settlement Value
                                        payable based on the shares of common
                                        stock underlying the Successor Index,
                                        which will be "Underlying Stock."

                                        Upon any selection by the Calculation
                                        Agent of a Successor Index, the
                                        Calculation Agent will cause written
                                        notice of its selection of a Successor
                                        Index to be furnished to the Trustee, to Morgan Stanley and to the holders of the Biotech BOXES within three Trading Days of such selection.

                                        If the American Stock Exchange
                                        discontinues or suspends publication of
                                        the BTK Index prior to, and that
                                        discontinuance or suspension is
                                        continuing on, a date on which your Cash
                                        Settlement Value is to be determined and the Calculation Agent determines that no Successor Index is available at that time, then on that date (unless we have redeemed the Biotech BOXES as described above under "--Issuer Redemption Right"), the Calculation Agent or one of its affiliates will determine the Exchange Ratios to be used in computing your Cash Settlement Value. Your Cash Settlement Value will be computed by the Calculation Agent or one of its affiliates in accordance with the formula for and method of calculating the BTK Index last in effect prior to the discontinuance or suspension, using the Market Price at that time (or, if trading in an Underlying Stock has been materially suspended or limited, its good faith estimate of the Market Price that would have prevailed but for that suspension or limitation) for each security most recently comprising the BTK Index.

                                        A material suspension or limitation of
                                        trading with respect to an Underlying
                                        Stock will be deemed to have occurred
                                        upon (i) a suspension, absence or
                                        material limitation of trading in that
                                        Underlying Stock for more than two hours of trading or during the one-half hour period preceding the close of trading in the primary exchange or market of trading for that Underlying Stock; or
                                        (ii) a breakdown or failure in the price and trading systems of the primary exchange or market of trading for that Underlying Stock, as a result of which the reported trading prices for that Underlying Stock during the last one-half hour preceding the closing of trading in such market are materially inaccurate.

                                        Notwithstanding the foregoing, we will
                                        have the right to redeem the Biotech
                                        BOXES at any time that the Calculation
                                        Agent determines that there is no
                                        appropriate Successor Index, even if
                                        this occurs before February , 2009. See
                                        "--Issuer Redemption Right" above. If we exercise this right, then from and after the Early Redemption Notice Date the Calculation Agent will cease to calculate the BTK Index and the composition of the Underlying Stocks will become fixed as of that date, except that the Calculation Agent in its sole discretion may make adjustments after that date solely to reflect the occurrence of a corporate or other similar event affecting an Underlying Stock (such as, for example, a merger or other corporate combination or a stock split or reverse stock split). Any such subsequent adjustment will be designed to maintain the relative investment represented by each Underlying Stock at its respective Exchange Ratio as of the Early Redemption Notice Date.

Adjustments to the Biotech BOXES......  If the method of calculating the BTK
                                        Index or a Successor Index is modified
                                        so that the value of such index is a
                                        fraction or multiple of what it would
                                        have been had it not been modified
                                        (e.g., due to a split in the index),
                                        then the Calculation Agent will adjust
                                        the Exchange Ratios of the Underlying
                                        Stocks in order to arrive at a value of
                                        the Biotech BOXES relative to the BTK
                                        Index or such Successor Index as if the
                                        BTK Index or Successor Index had not
                                        been modified (e.g., as if such split
                                        had not occurred). The fraction used in
                                        calculating supplemental coupon amounts
                                        (including with respect to the initial
                                        BTK Index value) is also subject to
                                        adjustment in these circumstances.

Credit Exchange Event.................  If our senior debt rating is downgraded below A- by Standard & Poor's or below
                                        A3 by Moody's (or below the equivalent
                                        ratings of any successor to Standard &
                                        Poor's or Moody's), a Credit Exchange
                                        Event will occur. So long as a Credit
                                        Exchange Event has occurred and is
                                        continuing, the Minimum Exchange Amount
                                        will not apply. We will instruct the
                                        Trustee to notify you upon the
                                        occurrence of a Credit Exchange Event.

Additional Issuances of Biotech BOXES.  We may, without notice to holders of
                                        Biotech BOXES, issue additional Biotech
                                        BOXES having terms identical to those we are offering on the date of this pricing supplement (other than price). Should we so decide, we currently intend to make such issuances on the third Thursday of any calendar month, but we may make such issuances on any other Trading Day we deem appropriate. The pricing of any new issuance of Biotech BOXES will be derived from the Market Prices of the Underlying Stocks as of the applicable pricing date at their respective Exchange Ratios, plus the maximum agent's commission specified in the relevant pricing supplement, accrued but unpaid base coupon amounts through the date of the pricing supplement, including, solely for these purposes,
                                        (i) base coupon amounts with respect to
                                        any Underlying Stock whose next record
                                        date for ordinary dividends will occur
                                        between the date of the pricing
                                        supplement for that issuance of Biotech
                                        BOXES and the date MS & Co. delivers
                                        those Biotech BOXES; (ii) any
                                        extraordinary dividend paid during such
                                        period; and (iii) accrued but unpaid
                                        supplemental coupon amounts to, but not
                                        including, the date of the pricing
                                        supplement. The prices of Biotech BOXES
                                        so issued could be at a premium or
                                        discount to then prevailing trading
                                        prices of the Biotech BOXES.

Book-Entry Note or Certificated Note..  Book-Entry

Events of Default.....................  Events of default under the Biotech
                                        BOXES will include, among other things,
                                        default in payment of any principal
                                        (i.e., payment of Cash Settlement Value
                                        at maturity or upon redemption or
                                        exchange), default for 30 days in the
                                        payment of any interest (i.e., payment
                                        of base coupon amounts or supplemental
                                        coupon amounts) and events of
                                        bankruptcy, insolvency or reorganization with respect to us. Upon acceleration of the Biotech BOXES following the occurrence of an event of default, holders will be entitled to receive their Cash Settlement Value calculated by the Calculation Agent as of the date of the acceleration, plus accrued but unpaid base coupon amounts and accrued but unpaid supplemental coupon amounts up to but excluding the date of acceleration, provided that if prior to the date of acceleration (i) you have submitted an Official Notice of Exchange in accordance with your Exchange Right; or (ii) we have exercised our redemption right with respect to the Biotech BOXES in accordance with "--Issuer Redemption Right" and "--Early Redemption Notice Date" above and the date of acceleration occurs on or after the sixth Trading Day prior to the Early Redemption Date, the amount you will be entitled to receive will equal the Cash Settlement Value calculated as of the Determination Date, plus accrued but unpaid base coupon amounts accrued up to and including the Exchange Notice Date or up to but excluding the sixth Trading Day prior to the Early Redemption Date, respectively. If we exercise our redemption right and the acceleration date occurs before the sixth Trading Day prior to the Early Redemption Date, you will be entitled to receive your Cash Settlement Value calculated as of the date of acceleration, plus accrued but unpaid base coupon amounts up to, but excluding, the date of acceleration. For a description of all the events that constitute events of default under the Biotech BOXES, see "Description of Debt Securities--Events of Default" in the accompanying prospectus.

Trustee...............................  JPMorgan Chase Bank

Agent for the underwritten offering
of Biotech BOXES......................  MS & Co.

Calculation Agent.....................  MS & Co.

                                        The Calculation Agent will round all
                                        percentages resulting from any
                                        calculation with respect to the Biotech
                                        BOXES to the nearest one
                                        hundred-thousandth of a percentage
                                        point, with five one-millionths of a
                                        percentage point rounded upwards (e.g.,
                                        9.876545% (or .09876545) would be
                                        rounded to 9.87655% (or .0987655)). All
                                        dollar amounts used in, or resulting
                                        from, such calculation will be rounded
                                        to the nearest cent with five tenths of
                                        a cent being rounded upwards.

                                        The Calculation Agent is solely
                                        responsible for determining the Cash
                                        Settlement Value and base and
                                        supplemental coupon amounts. All
                                        determinations made by the Calculation
                                        Agent will be at the sole discretion of
                                        the Calculation Agent and will, in the
                                        absence of manifest error, be conclusive for all purposes and binding on us and holders of the Biotech BOXES.

Market Disruption Event...............  A Market Disruption Event with respect to an Underlying Stock will be deemed to have occurred upon:

                                            (i) a suspension, absence or
                                            material limitation of trading of
                                            that Underlying Stock on the primary
                                            market for that Underlying Stock for
                                            more than two hours of trading or
                                            during the one-half hour period
                                            preceding the close of the principal
                                            trading session in that market; or a
                                            breakdown or failure in the price
                                            and trade reporting systems of the
                                            primary market for that Underlying
                                            Stock as a result of which the
                                            reported trading prices for that
                                            Underlying Stock during the last
                                            one-half hour preceding the closing
                                            of the principal trading session in
                                            that market are materially
                                            inaccurate, as determined by the
                                            Calculation Agent in its sole
                                            discretion; and

                                            (ii) a determination by the
                                            Calculation Agent in its sole
                                            discretion that any event described
                                            in clause (i) above materially
                                            interfered with the ability of
                                            Morgan Stanley or any of its
                                            affiliates to unwind or adjust all
                                            or a material portion of the hedge
                                            with respect to the Biotech BOXES.

                                        For purposes of determining whether a
                                        Market Disruption Event has occurred
                                        with respect to an Underlying Stock: (1) a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange; and (2) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a suspension, absence or material limitation of trading.

Market Price..........................  If an Underlying Stock (or any other security for which a Market Price must
                                        be determined) is listed on a national
                                        securities exchange, is a security of
                                        The Nasdaq National Market or is
                                        included in the OTC Bulletin Board
                                        Service ("OTC Bulletin Board") operated
                                        by the National Association of
                                        Securities Dealers, Inc. (the "NASD"),
                                        the Market Price for one share of that
                                        Underlying Stock (or one unit of any
                                        such other security) means (i) the last
                                        reported sale price, regular way, of the principal trading session on that day on the principal U.S. securities exchange registered under the Exchange Act, on which that Underlying Stock (or any such other security) is listed or admitted to trading (which may be the Nasdaq National Market if it is then a national securities exchange) or (ii) if not listed or admitted to trading on any securities exchange or if the last reported sale price is not obtainable (even if that Underlying Stock (or any such other security) is listed or admitted to trading on such securities exchange), the last reported sale price of the principal trading session on the over-the-counter market as reported on The Nasdaq National Market (if it is not then a national securities exchange) or OTC Bulletin Board on that day. If the last reported sale price of the principal trading session is not available pursuant to clause (i) or (ii) above, the Market Price for any Trading Day or any Determination Date that is not a Trading Day will be the mean, as determined by the Calculation Agent, of the bid prices for that Underlying Stock (or any such other security) obtained from as many dealers in such stock (which may include MS & Co. or any of our other subsidiaries or affiliates), but not exceeding three, as will make such bid prices available to the Calculation Agent. A "security of The Nasdaq National Market" shall include a security included in any successor to that system and the term "OTC Bulletin Board Service" shall include any successor to that service.


Underlying Stocks; Public Information.  As of the date of this pricing supplement, each of the issuers of the
                                        Underlying Stocks is a reporting company under the Exchange Act. Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (which we refer to as the Commission). Information provided to or filed with the Commission can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 or at its Regional Office located at Suite 1400, Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661, and copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, information provided to or filed with the Commission electronically can be accessed through a website maintained by the Commission. The address of the Commission's website is http://www.sec.gov. Information provided to or filed with the Commission by each of the issuers pursuant to the Exchange Act can be located by reference to its respective Commission file number. In addition, information regarding the issuers of the Underlying Stocks may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. Neither we nor the American Stock Exchange make any representation or warranty as to the accuracy or completeness of such information.

                                        This pricing supplement relates only to
                                        the Biotech BOXES offered hereby and
                                        does not relate to the BTK Index, the
                                        Underlying Stocks or other securities of the issuers of the Underlying Stocks. We have derived all disclosures contained in this pricing supplement regarding the issuers of the Underlying Stocks from the publicly available documents described above. Neither we nor the American Stock Exchange nor MS & Co. have participated in the preparation of such documents or made any due diligence inquiry with respect to the issuers of the Underlying Stocks in connection with the offering of the Biotech BOXES. Neither we nor the American Stock Exchange nor MS & Co. make any representation that those publicly available documents are or any other publicly available information regarding the issuers of the Underlying Stocks is accurate or complete. Furthermore, we cannot give any assurance that all events occurring prior to the date of this pricing supplement (including events that would affect the accuracy or completeness of the publicly available documents described above) that would affect the trading prices of the Underlying Stocks (and therefore the value of the BTK Index and the Exchange Ratios) have been publicly disclosed. Subsequent disclosure of any such events or the disclosure of or failure to disclose material future events concerning the issuers of the Underlying Stocks could affect the Cash Settlement Value received on the Maturity Date, any Exchange Date or the Early Redemption Date with respect to the Biotech BOXES and therefore the trading prices of the Biotech BOXES. The statements in the preceding four sentences are not intended to affect the rights of the holders of the Biotech BOXES under the securities laws.

                                        Neither we nor any of our affiliates
                                        make any representation to you as to the performance of any of the Underlying Stocks or the BTK Index as a whole. Neither we nor any of our affiliates can offer any assurance as to the composition of the Underlying Stocks at the time you receive your Cash Settlement Value since such composition may change over time.

                                        At the time you receive your Cash
                                        Settlement Value, some or all of the
                                        issuers of the Underlying Stocks may not be reporting companies under the Exchange Act.

Use of Proceeds and Hedging...........  The net proceeds we receive from the sale of the Biotech BOXES will be used
                                        for general corporate purposes and by us or one or more of our affiliates in connection with hedging our obligations under the Biotech BOXES. See also "Use of Proceeds" in the accompanying prospectus.

                                        On or prior to the date of this pricing
                                        supplement, we, through our subsidiaries or others, may hedge our anticipated exposure in connection with the Biotech BOXES by taking positions in the Underlying Stocks or in other instruments. If we pursue such a hedging strategy, the price at which we are able to purchase such positions may be a factor in determining the Issue Price of the Biotech BOXES. Through our subsidiaries, we are likely to modify any hedge position throughout the life of the Biotech BOXES by purchasing and selling the Underlying Stocks and other instruments. Although we have no reason to believe that hedging activity or other trading activities that we have, or any of our affiliates have, engaged in or may engage in have had or will have a material impact on the price of the Underlying Stocks or the BTK Index, we cannot give any assurance that these activities have not or will not affect those prices.

License Agreement between the American
Stock Exchange and Morgan Stanley.....  The use of and reference to the BTK
                                        Index in connection with the Biotech
                                        BOXES has been consented to by the
                                        American Stock Exchange, the publisher
                                        of the BTK Index. "AMEX Biotechnology
                                        Index" and "BTK" are service marks of
                                        the American Stock Exchange. All rights
                                        to the BTK Index are owned by the
                                        American Stock Exchange. We, the
                                        Calculation Agent and the Trustee
                                        disclaim any and all responsibility for
                                        the calculation or other maintenance of
                                        or any adjustments to the BTK Index. The
                                        American Stock Exchange has the right to change the composition of the BTK Index and to cease calculation and publication of the BTK Index. In addition, the American Stock Exchange has no relationship to us or the Biotech BOXES; it does not sponsor, endorse, authorize, sell or promote the Biotech BOXES, and has no obligation or liability in connection with the administration, marketing or trading of the Biotech BOXES or with the calculation of the Cash Settlement Value that may be payable in the circumstances described under "--Cash Settlement Value Payable at Maturity or upon Exchange or Issuer Redemption" above.

ERISA Matters for Pension Plans and
Insurance Companies...................  Each fiduciary of a pension, profit-
                                        sharing or other employee benefit plan
                                        subject to the Employee Retirement
                                        Income Security Act of 1974, as amended
                                        ("ERISA") (a "Plan"), should consider
                                        the fiduciary standards of ERISA in the
                                        context of the Plan's particular
                                        circumstances before authorizing an
                                        investment in the Biotech BOXES.
                                        Accordingly, among other factors, the
                                        fiduciary should consider whether the
                                        investment would satisfy the prudence
                                        and diversification requirements of
                                        ERISA and would be consistent with the
                                        documents and instruments governing the
                                        Plan.

                                        In addition, we and certain of our
                                        subsidiaries and affiliates, including
                                        MS & Co. and Dean Witter Reynolds Inc.
                                        ("DWR"), may be each considered a "party in interest" within the meaning of ERISA, or a "disqualified person" within the meaning of the Code with respect to many Plans. Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the Biotech BOXES are acquired by or with the assets of a Plan with respect to which MS & Co., DWR or any of their affiliates is a service provider, unless the Biotech BOXES are acquired pursuant to an exemption from the "prohibited transaction" rules. A violation of these prohibited transaction rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for such persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

                                        The U.S. Department of Labor has issued
                                        five prohibited transaction class
                                        exemptions ("PTCEs") that may provide
                                        exemptive relief for direct or indirect
                                        prohibited transactions resulting from
                                        the purchase or holding of the Biotech
                                        BOXES. Those class exemptions are PTCE
                                        96-23 (for certain transactions
                                        determined by in-house asset managers),
                                        PTCE 95-60 (for certain transactions
                                        involving insurance company general
                                        accounts), PTCE 91-38 (for certain
                                        transactions involving bank collective
                                        investment funds), PTCE 90-1 (for
                                        certain transactions involving insurance company separate accounts), and PTCE 84-14 (for certain transactions determined by independent qualified asset managers).

                                        Because we may be considered a party in
                                        interest with respect to many Plans, the Biotech BOXES may not be purchased or held by any Plan, any entity whose underlying assets include "plan assets" by reason of any Plan's investment in the entity (a "Plan Asset Entity") or any person investing "plan assets" of any Plan, unless such purchaser or holder is eligible for exemptive relief, including relief available under PTCE 96-23, 95-60, 91-38, 90-1, or 84-14 or such purchase and holding is otherwise
                                        not prohibited. Any purchaser, including any fiduciary purchasing on behalf of a Plan, or holder of the Biotech BOXES will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding the Biotech BOXES that it either (a) is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with "plan assets" of any Plan or
                                        (b) is eligible for exemptive relief or
                                        such purchase and holding is not
                                        prohibited by ERISA or Section 4975 of
                                        the Code.

                                        Under ERISA, assets of a Plan may
                                        include assets held in the general
                                        account of an insurance company which
                                        has issued an insurance policy to such
                                        plan or assets of an entity in which the Plan has invested. Accordingly, insurance company general accounts that include assets of a Plan must ensure that one of the foregoing exemptions is available. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the Biotech BOXES on behalf of or with "plan assets" of any Plan consult with their counsel regarding the availability of exemptive relief under PTCE 96-23, 95-60, 91-38, 90-1 or 84-14.

                                        Purchasers of the Biotech BOXES have
                                        exclusive responsibility for ensuring
                                        that their purchase and holding of the
                                        Biotech BOXES do not violate the
                                        prohibited transaction rules of ERISA or the Code.

U.S. Federal Income Tax Consequences..  The following is a discussion of the material U.S. federal income tax
                                        consequences that may be relevant to you if you are a beneficial owner of Biotech BOXES who is

                                        o  an individual who is a citizen or
                                           resident of the United States,

                                        o  a U.S. domestic corporation, or

                                        o  any other person that is subject to
                                           U.S. federal income tax on a net
                                           income basis in respect of your
                                           investment in the Biotech BOXES (any
                                           of the foregoing, a "U.S. person").

                                        This summary is based on U.S. federal
                                        income tax laws, regulations, rulings
                                        and decisions in effect as of the date
                                        of this pricing supplement, all of which are subject to change at any time (possibly with retroactive effect).

                                        This summary addresses the U.S. federal
                                        income tax consequences to you if you
                                        are an initial holder of the Biotech
                                        BOXES who will purchase the Biotech
                                        BOXES at the Issue Price in the original issuance or any additional issuance and who will hold the Biotech BOXES as capital assets. This summary does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase Biotech BOXES by any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers. Thus, for example, this summary does not address all aspects of federal income taxation that may be relevant to you in light of your individual investment circumstances or if you are a taxpayer subject to special treatment under the U.S. federal income tax laws, such as dealers in securities or foreign currency, financial institutions, insurance companies, tax-exempt organizations and taxpayers holding the Biotech BOXES as part of a "straddle," "hedge," "conversion transaction,"
                                        "synthetic security," or other
                                        integrated investment or who acquire
                                        Biotech BOXES within 30 days of selling
                                        shares of any of the Underlying Stocks
                                        at a loss. Moreover, the effect of any
                                        applicable state, local or foreign tax
                                        laws is not discussed. You should
                                        consult with your tax advisor in
                                        determining whether an investment in
                                        Biotech BOXES is appropriate for you in
                                        light of your personal tax
                                        circumstances.

                                        No statutory, judicial or administrative authority directly addresses the characterization of the Biotech BOXES or instruments similar to the Biotech BOXES for U.S. federal income tax purposes. As a result, significant aspects of the U.S. federal income tax consequences of an investment in the Biotech BOXES are not certain. Because of the lack of legal authority, our special tax counsel, Cleary, Gottlieb, Steen & Hamilton ("Tax Counsel") is unable to render an opinion as to the proper U.S. federal income tax characterization of the Biotech BOXES. The material U.S. federal income tax consequences of an investment in the Biotech BOXES are the timing and character of income on the Biotech BOXES. Because these consequences depend on the characterization of the Biotech BOXES, Tax Counsel is unable to render an opinion on the material U.S. federal income tax consequences of an investment in the Biotech BOXES. As described in "Taxation of the Biotech BOXES" below, pursuant to the terms of the Biotech BOXES, Morgan Stanley and you agree to treat each Biotech BOXES as a prepaid cash settlement forward contract with respect to a portfolio of stocks consisting of the Underlying Stocks for the delivery at maturity or upon exchange or redemption of a cash amount equal to the sum of your Cash Settlement Value and certain accrued but unpaid coupon amounts in exchange for a fixed purchase price. You will be required to characterize the Biotech BOXES for all tax purposes in this manner (absent an administrative determination or judicial ruling to the contrary) even if your tax advisor would otherwise adopt an alternative characterization. The following description of the treatment of Biotech BOXES for U.S. federal income tax purposes under that characterization and under possible alternative treatment is based on the advice of Tax Counsel. No ruling is being requested from the Internal Revenue Service (the "IRS") with respect to the Biotech BOXES, and no assurance can be given that the IRS will agree with the treatment of the Biotech BOXES described below. Accordingly, you should consult your tax advisor in determining the tax consequences of an investment in the Biotech BOXES, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

                                        Taxation of the Biotech BOXES. Pursuant
                                        to the terms of the Biotech BOXES,
                                        Morgan Stanley and you will be obligated
                                        (in the absence of an administrative
                                        determination or judicial ruling to the
                                        contrary) to characterize the Biotech
                                        BOXES for all tax purposes as a prepaid
                                        cash settlement forward contract with
                                        respect to a portfolio of stocks
                                        consisting of the Underlying Stocks
                                        under which:

                                        o  at the time of issuance of the
                                           Biotech BOXES you pay us a fixed
                                           amount of cash equal to the Issue
                                           Price of the Biotech BOXES in
                                           consideration for our obligation to
                                           deliver to you at maturity or upon
                                           exchange or redemption the cash
                                           amount described under "Description
                                           of the Biotech BOXES--Cash Settlement
                                           Value Payable at Maturity or upon
                                           Exchange or Issuer Redemption" above;

                                        o  until maturity, exchange or
                                           redemption we will be obligated to
                                           pay amounts equal to the base coupons
                                           and supplemental coupons as a return
                                           on the Biotech BOXES that constitutes
                                           income to you; and

                                        o  at maturity or upon exchange or
                                           redemption we will deliver to you a
                                           cash amount equal to the sum of the
                                           Cash Settlement Value and certain
                                           accrued but unpaid coupon amounts in
                                           full satisfaction of our obligation
                                           under the prepaid cash settlement
                                           forward contract.

                                        Consistent with the above
                                        characterization, base and supplemental
                                        coupon amounts paid generally will be
                                        treated as ordinary income that is taken into account in accordance with your method of accounting. If you are an accrual method taxpayer while not free from doubt it is expected that you would accrue each supplemental coupon at a rate equal to 0.05% of one thirtieth of the closing value of the BTK Index on the date of this pricing supplement until the amount of the coupon is fixed. If the actual coupon amount is less than the accrued coupon amount, the accrued amount would then be reduced to reflect the difference between the accrued and actual amounts. Your tax basis in Biotech BOXES generally will equal your cost for the Biotech BOXES. Upon the sale, exchange, maturity, redemption or other taxable disposition of Biotech BOXES, you generally will recognize capital gain or loss equal to the difference between the amount realized on sale, exchange, maturity, redemption or other taxable disposition and your tax basis in the Biotech BOXES. Capital gain or loss generally will be long-term capital gain or loss if you held the Biotech BOXES for more than one year at the time of disposition. Any non-cash adjustments made to the BTK Index are not expected to result in a taxable disposition of the Biotech BOXES. It is uncertain whether amounts received on disposition that are attributable to accrued but unpaid coupons reduce your amount realized or increase your basis in Biotech BOXES. You should consult your tax advisor regarding the treatment of coupons on the Biotech BOXES, including accrued but unpaid coupons on the disposition of Biotech BOXES.

                                        The treatment of base coupon amounts
                                        attributable to extraordinary dividends, if any, that are paid as a result of a merger, reorganization or other corporate events involving an issuer of any of the Underlying Stocks or that would not be treated as dividends by you if you held your pro rata share of the Underlying Stock is uncertain. In appropriate circumstances, we intend to take the position that such coupons will be treated as a partial redemption of your investment in the Biotech BOXES, and to report the coupons to the IRS in that manner. Under this characterization, you would recognize gain or loss at the time of the partial redemption, which will equal the difference between the cash received and the pro rata portion of your tax basis in the Biotech BOXES allocable to that cash (based upon the amount of such cash compared to the fair market value of the Biotech BOXES at the time of payment). Your tax basis in the Biotech BOXES would be reduced by the portion of the tax basis allocable to the cash received. For example, if you paid $10,000 for 100 Biotech BOXES and later receive a base coupon of $1,500 as a result of the merger of an issuer of one of the Underlying Stocks, and the value of the 100 Biotech BOXES immediately prior to the coupon payment is $15,000, you would allocate 10% ($1,500 divided by $15,000) of your $10,000 basis, or
                                        $1,000, to the $1,500 cash received.
                                        Accordingly, your gain would be $500
                                        (equal to $1,500 cash received less
                                        $1,000 basis allocated to that cash) and your basis in the BOXES would be reduced to $9,000. It is also possible, however, that the IRS would take the view that all coupons attributable to extraordinary dividends are additional ordinary income to you, in which case your basis in the Biotech BOXES would not be reduced as a result of receiving such coupons. Prospective purchasers are urged to consult their tax advisors regarding the U.S. federal income tax consequences of receiving such base coupons.

                                        Constructive Ownership. Section 1260 of
                                        the Code treats a taxpayer owning
                                        certain types of derivative positions in property as having "constructive ownership" in that property, with the result that all or a portion of the long-term capital gain recognized by such taxpayer with respect to the derivative position may be recharacterized as ordinary income.
                                        Section 1260 in its current form would
                                        not apply to Biotech BOXES, except to
                                        the extent that the portfolio of
                                        Underlying Stocks includes shares of any non-U.S. issuers that are not active foreign operating companies. However,
                                        Section 1260 authorizes the Treasury
                                        Department to promulgate regulations
                                        (possibly with retroactive effect) to
                                        expand the application of the
                                        "constructive ownership" regime. There
                                        is no assurance that the Treasury
                                        Department will not promulgate
                                        regulations to apply the regime to
                                        Biotech BOXES. If Section 1260 were to
                                        apply to Biotech BOXES, you would be
                                        required to treat all or a portion of
                                        the long-term capital gain (if any) that you recognize on sale, exchange, maturity, redemption or other taxable disposition of the Biotech BOXES as ordinary income, but only to the extent such long-term capital gain exceeds the long-term capital gain that you would have recognized if you had acquired the relevant Underlying Stocks on the issue date of the Biotech BOXES and disposed of those Underlying Stocks upon disposition of the Biotech BOXES. In addition, Section 1260 would impose an interest charge on the gain that was recharacterized on the sale, exchange, maturity, redemption or other taxable disposition of the Biotech BOXES.

                                        Possible Alternative Treatment.
                                        Notwithstanding our and your contractual obligation to treat the Biotech BOXES in accordance with the above characterization, there can be no assurance that the IRS will accept, or that a court will uphold, this characterization. The documentation of the Biotech BOXES as our unsecured debt obligations suggests that the IRS might seek to apply to the Biotech BOXES the Treasury regulations governing contingent payment debt instruments (the "Contingent Payment Regulations"). If the IRS were successful in doing this, then, among other matters,

                                        o  you would be required to accrue
                                           original issue discount on Biotech
                                           BOXES every year at a "comparable
                                           yield" for Morgan Stanley, determined
                                           at the time of issuance of the
                                           Biotech BOXES, in an amount that is
                                           likely to exceed the aggregate annual
                                           coupon payments you will receive;

                                        o  the amount of original issue discount
                                           that you would accrue for every year
                                           would be adjusted to the extent that
                                           actual base coupon amounts differ
                                           from the "projected" amounts of those
                                           payments; and

                                        o  on the sale, exchange, maturity,
                                           redemption, or other taxable
                                           disposition of the Biotech BOXES, you
                                           would recognize ordinary income, or
                                           ordinary loss to the extent of your
                                           aggregate prior accruals of original
                                           issue discount and capital loss
                                           thereafter, rather than capital gain
                                           or loss.

                                        Even if the Contingent Payment
                                        Regulations do not apply to the Biotech
                                        BOXES it is possible that the IRS could
                                        seek to characterize the Biotech BOXES
                                        in a manner that results in tax
                                        consequences to you different from those described above. Under an alternative characterization of the Biotech BOXES, it is possible, for example, that Biotech BOXES could be treated as an investment unit consisting of a deposit paying interest at the rate Morgan Stanley would pay on non-exchangeable senior notes maturing at the same time as the Biotech BOXES, plus a cash-settlement forward contract with respect to a portfolio of stocks consisting of the Underlying Stocks, in which case you would be required to accrue interest at a rate that is likely to be higher than the base coupon and supplemental coupon amounts you will receive.

                                        In addition, the Internal Revenue
                                        Service and U.S. Treasury Department
                                        have indicated that they plan to publish guidance with respect to accrual of income on certain derivative financial instruments with contingent payments, including prepaid forward contracts. If such guidance were issued, you could be required to include income in an amount greater than the base and supplemental coupon amounts you will receive.

                                        Non-United States Persons. Because the
                                        characterization of the coupon payments
                                        for U.S. federal income tax purposes is
                                        uncertain, if you are not a U.S. person, Morgan Stanley will withhold 30% U.S. federal income tax on the coupon payments made with respect to the Biotech BOXES. It may be possible to reduce this rate of tax under the portfolio interest exemption (which, subject to certain exceptions, exempts nonresident alien individuals and foreign corporations from tax on interest payments on debt from U.S. sources) or a U.S. income tax treaty. If you are eligible for a reduced rate of U.S. withholding tax pursuant to the portfolio interest exemption or a tax treaty, you may obtain a refund or credit of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

                                        Any capital gain realized upon the sale, exchange, maturity, redemption, or other taxable disposition of the Biotech BOXES by you will generally not be subject to U.S. federal income tax if such gain is not effectively connected with a U.S. trade or business of yours and, if you are an individual, you are not present in the United States for 183 days or more in the taxable year of the disposition. You should consult your tax advisor regarding the treatment of a disposition of Biotech BOXES if you are the beneficial owner of more than 5% of the Biotech BOXES.

                                        Backup Withholding and Information
                                        Reporting. You may be subject to
                                        information reporting and to backup
                                        withholding with respect to certain
                                        amounts paid to you unless you provide
                                        proof of an applicable exemption or a
                                        correct taxpayer identification number
                                        and otherwise comply with applicable
                                        requirements of the backup withholding
                                        rules. Backup withholding is not an
                                        additional tax. Rather, any amounts
                                        withheld from a payment to you under the backup withholding rules are allowed as a refund or credit against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Supplemental Information Concerning
Plan of Distribution..................  Under the terms and subject to the conditions contained in the U.S.
                                        distribution agreement referred to in
                                        the prospectus supplement under "Plan of Distribution," the agent, acting as principal for its own account, has agreed to purchase, and we have agreed to sell, the number of Biotech BOXES set forth on the cover of this pricing supplement. The agent proposes initially to offer part of the Biotech BOXES directly to the public at the public offering price set forth on the cover of this pricing supplement plus accrued interest, if any, from the Original Issue Date and part to certain dealers, at a price that represents a concession not in excess of $ per Biotech BOXES; provided that the price to public for investors purchasing:

                                        o  less than or equal to 2,999 Biotech
                                           BOXES in any single transaction will
                                           be $      per Biotech BOXES (100% of
                                           the Issue Price);

                                        o  3,000 or more but less than 15,000
                                           Biotech BOXES in any single
                                           transaction will be $     per Biotech
                                           BOXES (  % of the Issue Price);

                                        o  15,000 or more but less than 30,000
                                           Biotech BOXES in any single
                                           transaction will be $    per Biotech
                                           BOXES (  % of the Issue Price);

                                        o  30,000 or more but less than 60,000
                                           Biotech BOXES in any single
                                           transaction will be $    per Biotech
                                           BOXES (  % of the Issue Price); and
                                           60,000 or more Biotech BOXES in any
                                           single transaction will be $    per
                                           Biotech BOXES (  % of the Issue
                                           Price).

                                        The agent may allow, and those selected
                                        dealers may reallow, a concession not in excess of $ per Biotech BOXES to other dealers. We expect to deliver the Biotech BOXES against payment therefor in New York, New York on , 2002. After the initial offering of the Biotech BOXES, the agent may vary the offering price and other selling terms from time to time.

                                        In order to facilitate the offering of
                                        the Biotech BOXES, the agent may engage
                                        in transactions that stabilize,
                                        maintain, or otherwise affect the price
                                        of the BOXES or the Underlying Stocks.
                                        Specifically, the agent may sell more
                                        Biotech BOXES than it is obligated to
                                        purchase in connection with the offering or may sell shares of the Underlying Stocks that it does not own, creating a naked short position in the Biotech BOXES or the Underlying Stocks, respectively for its own account. The agent must close out any naked short position by purchasing the Biotech BOXES or Underlying Stocks in the open market. A naked short position is more likely to be created if the agent is concerned that there may be downward pressure on the price of the Biotech BOXES or the Underlying Stocks in the open market after pricing that could adversely affect investors who purchase in the offering. As an additional means of facilitating the offering, the agent may bid for, and purchase, Biotech BOXES or Underlying Stocks in the open market to stabilize the price of the Biotech BOXES. Any of these activities may raise or maintain the market price of the Biotech BOXES above independent market levels or prevent or retard a decline in the market price of the Biotech BOXES. The agent is not required to engage in these activities and may end any of these activities at any time. See "--Use of Proceeds and Hedging" above.

                                        We may issue additional Biotech BOXES
                                        having terms identical to those we are
                                        offering under this pricing supplement
                                        (other than price). In connection with
                                        the issuance of any additional Biotech
                                        BOXES, MS & Co. may act as an agent in
                                        using its best efforts to solicit offers to purchase those additional Biotech BOXES or it may act as principal in purchasing those Biotech BOXES, as it may determine. The capacity in which MS & Co. acts in those cases will be specified in a separate pricing supplement.

                                                                         ANNEX A

                           OFFICIAL NOTICE OF EXCHANGE

                                              Dated:  On or after March   , 2002

Morgan Stanley Dean Witter & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: William Threadgill)

Dear Sirs:

         The undersigned holder of the Basket Opportunity eXchangeablE SecuritiesSM due January 30, 2032, exchangeable for an amount of cash based on the value of the stocks underlying the American Stock Exchange's BTK Index of Morgan Stanley Dean Witter & Co. (CUSIP No. 61744Y413) (the "Biotech BOXES") hereby irrevocably elects to exercise with respect to the number of Biotech BOXES indicated below, as of the date hereof, the Exchange Right as described in the pricing supplement dated February , 2002 (the "Pricing Supplement") to the Prospectus Supplement and Prospectus dated January 24, 2001 related to Registration Statement No. 333-47576. Terms not defined herein have the meanings given to such terms in the Prospectus Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated.

         The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the principal amount of the Biotech BOXES indicated below its signature (and attaches evidence of such ownership as provided by the undersigned's position services department or the position services department of the entity through which the undersigned holds its Biotech BOXES); and (ii) it will cause the Biotech BOXES to be exchanged to be transferred to the Trustee on the Exchange Date.

                                        Very truly yours,



                                        [Name of Holder]

                                        By:
                                            ------------------------------------
                                            [Title]
                                            ------------------------------------
                                            [Tel. No.]
                                            ------------------------------------
                                            [Fax No.]

Number of Biotech BOXES surrendered for exchange(1):
                                                    ----------------------------

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY DEAN WITTER & CO., as Issuer
MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By: MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By:
    ------------------------------------
    Title:

Date and time of acknowledgment:
                                 ------------------------




(1) Minimum 30,000 Biotech BOXES unless a Credit Exchange Event (as defined in the Prospectus Supplement) has occurred and is continuing.

                        MORGAN STANLEY DEAN WITTER & CO.